Exhibit 13.2

CREATIVE TECHNOLOGY LTD

ANNUAL REPORT

CHAIRMAN’S MESSAGE

Dear Shareholders,

Creative is a company that is known to thrive in adversity. The adversities we are now facing, both internally and externally, will serve to propel us forward, albeit more carefully.

We have a very clear vision of what we want to achieve. We just have to be a lot more focused. We are finally seeing the light ahead of us. The path ahead could undoubtedly still be thorny and challenging, but we have the technology and financial resources to clear the way.

The vision I am talking about is to create a totally new Creative, with a new product line and a new business model, whilst leveraging on the technologies we have mustered over the years, which will again see Creative set a new trend in the industry and open up new opportunities for all.

I am very excited about this new vision, which we will unveil in the next quarter, and anxiously awaits to tell you about it.

Let me now give you a recap of the financial performance for the past fiscal year.

Fiscal 2008 continued to be another extremely difficult and challenging year for Creative.

We had planned to focus on returning to profitability by focusing on several key areas on both the product and operations fronts.

While we started the fiscal year making significant progress in such areas of focus, our plans were shortly thereafter affected by the adverse and uncertain macroeconomic conditions, starting with the sub-prime and housing problems in the US. The ensuing turmoil has during the fiscal year extended to cover other markets, and developed into the current crisis in the global financial markets. These uncertainties have also exacerbated problems facing our products in the weakening US consumer market.

These negative market developments have caused a reduction in revenues and adversely affected planned improvements in margins. In response to these developments, in the second half of the fiscal year, we have taken action to restructure the company with a series of cost-cutting measures to streamline the business operations of the company and reduce operating expenses, the result of which is reflected in the financial results for the year.

Sales for fiscal year 2008 were $737 million, a reduction of 19% compared to $915 million for the fiscal year 2007. Gross profit as a percentage of sales was 22% in fiscal 2008, compared to 19% in fiscal 2007. Net loss for fiscal 2008 was $20 million, compared to a net income of $28 million in fiscal 2007. Net loss for fiscal 2008 included $12 million of restructuring charges, while net income for fiscal 2007 included a $100 million paid-up license from Apple for its use of the ZEN Patent in its products.

Creative sold its headquarters building in Singapore, Creative Resource, in June 2008 at a sale price of $181 million, with a leaseback of the whole building for a period of five years with an option for additional periods of three years and two years. Creative made a gain on the sale of the building of $148 million. Although the sale was completed in June 2008, and legal title has been transferred to the buyer, and sale proceeds have been received, for US GAAP accounting purposes, this sale has not been recognized in the accounts for fiscal year 2008. In accordance with US GAAP, the gain on sale of building will be recognized in the accounts only at the end of the initial five year lease term.

In July 2008, Creative repaid the entire $100 million outstanding balance of its syndicated term loan. With this repayment, Creative is now practically debt-free, with no outstanding bank borrowing. This has positioned us well to take advantage of the opportunities offered by the new product line and business model that I mentioned earlier.

Finally, I would like to thank all of you for your patience with Creative. We need this wide breathing space to prepare the company for the exciting opportunities ahead. I believe it will be something you will be very proud of. To Believe in the Impossible.

Thank you.

Sim Wong Hoo

Chairman & Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected data from Creative’s Consolidated Statements of Operations for the five years ended June 30, 2008. The data for the three years ended June 30, 2008 is derived from and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report. The data for the two years ended June 30, 2005 and 2004 is derived from the audited financial statements which are not included in this annual report.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(US$’000, EXCEPT PER SHARE DATA):

	For the years ended June 30
	2008	2007	2006	2005	2004
Sales, net	$736,848	$914,906	$1,127,531	$1,224,411	$814,853
Cost of goods sold	572,946	737,203	963,217	949,151	533,513

Gross profit	163,902	177,703	164,314	275,260	281,340

Operating expenses:
Selling, general and administrative	141,148	175,180	195,197	196,258	167,588
Research and development	63,872	63,646	77,186	82,325	69,504
Impairment of goodwill and other intangible assets	—	—	31,478	65,225	—
Other charges (1)	9,666	—	5,873	—	—
Chairman’s gift of shares to employees	3,774	—	—	—	—

Operating (loss) income	(54,558)	(61,123)	(145,420)	(68,548)	44,248

Gain (loss) from investments, net	18,761	(1,880)	18,904	74,405	72,602
Interest income	10,679	9,916	6,241	3,571	4,592
Interest expense	(5,644)	(10,245)	(9,411)	(3,674)	(1,001)
Others (2)	12,762	114,622	3,572	(4,260)	5,685

(Loss) income before income taxes and minority interest	(18,000)	51,290	(126,114)	1,494	126,126

Income tax (expense) benefit (3)	(1,735)	(23,918)	7,150	(969)	8,539
Minority interest in loss (income)	1	817	805	63	(418)

Net (loss) income	$(19,734)	$28,189	$(118,159)	$588	$134,247

Basic (loss) earnings per share	$(0.24)	$0.34	$(1.42)	$0.01	$1.66

Weighted average ordinary shares outstanding (‘000)	81,564	83,452	83,093	82,661	80,654

Diluted (loss) earnings per share	$(0.24)	$0.34	$(1.42)	$0.01	$1.61

Weighted average ordinary shares and equivalents outstanding (‘000)	81,564	83,913	83,093	85,333	83,630

Dividends declared per share	$0.14	$0.25	$0.25	$0.50	$0.25

CONSOLIDATED BALANCE SHEET DATA (US$’000):

	As of June 30
	2008	2007	2006	2005	2004
Cash and cash equivalents	$408,644	$250,480	$213,995	$187,246	$211,077
Working capital	363,571	351,260	405,907	506,527	297,502
Total assets	750,358	723,033	830,613	1,077,474	940,848
Long-term debt, net of current maturities	10	113,732	192,028	195,443	27,650
Shareholders’ equity	329,683	408,570	393,153	581,132	691,497

Notes:

(1)	Other charges relate to restructuring charges of $9.7 million and $5.9 million in fiscal years 2008 and 2006, respectively.
(2)	Other income of $114.6 million in fiscal year 2007 included a $100.0 million paid-up license by Apple Inc. for use of the Creative ZEN Patent in its products.
(3)	As described in Note 11 of “Notes to Consolidated Financial Statements,” Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining this Pioneer Certificate, income taxes in fiscal year 2006 and 2004 include a $10.0 million and $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the Pioneer Certificate. See Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters set forth contains forward-looking statements and are subject to certain risks and uncertainties that could cause Creative’s actual results to differ materially. Such risks and uncertainties include: Creative’s ability to timely develop new products that gain market acceptance and to manage frequent product transitions; competitive pressures in the marketplace; a reduction or cancellation of sales orders for Creative products; accelerated declines in the average selling prices of Creative’s products or any prices of components; Creative’s ability to successfully integrate acquisitions; potential fluctuations in quarterly results due to the seasonality of Creative’s business and the difficulty of projecting such fluctuations; possible disruption in commercial activities caused by factors outside of Creative’s control, such as terrorism, armed conflict and labor disputes; a reduction in demand for computer systems, peripherals and related consumer products as a result of poor economic conditions, social and political turmoil; major health concerns; the proliferation of sound functionality in new products from competitors at the application software, chip and operating system levels; the deterioration of global equity markets; exposure to excess and obsolete inventory; Creative’s reliance on sole sources for many of its chips and other key components; component shortages which may impact Creative’s ability to meet customer demand; Creative’s ability to protect its proprietary rights; the vulnerability of certain markets to current and future currency fluctuations; the effects of restricted fuel availability and rising costs of fuel; fluctuations in the value and liquidity of Creative’s investee companies. For further information regarding the risks and uncertainties associated with Creative’s business, please refer to its filings with the SEC. Creative undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in Creative’s expectations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon Creative’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgment about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue recognition;

Allowances for doubtful accounts, returns and discounts;

Product warranties;

Valuation of inventories;

Valuation of investments;

Valuation of goodwill and other intangible assets;

Assessment of the probability of the outcome of current litigation; and

Accounting for income taxes.

REVENUE RECOGNITION

Revenue from product sales is recognised when the following four criteria are met:

•	Persuasive evidence of an arrangement exists

Persuasive evidence of an arrangement exists when Creative receives a purchase order from the customer and Creative subsequently confirms the order by issuing a sales order to the customer.

•	Title and risk of loss have been transferred and delivery has occurred

Based on the shipping terms specified in the customer’s purchase order or Creative’s sales order to the customer, this criteria is met when a product is delivered to a common carrier, or delivered to the customer’s delivery site or shipped to the customer.

•	The price is fixed or determinable

The price is fixed or determinable when a sales order is issued to the customer.

•	Collection is probable

Creative assesses the credit worthiness of each customer and will only issue a sales order to a customer if it believes that collection from that customer is probable.

Allowances are provided for estimated returns, discounts and warranties. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of its products when evaluating the adequacy of the sales returns allowance. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates. Significant management judgment and estimates must be used in connection with establishing these allowances in any accounting period. Creative may take action when necessary in response to market conditions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

ALLOWANCES FOR DOUBTFUL ACCOUNTS, RETURNS AND DISCOUNTS

Creative distributes its products primarily through third party resellers. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience. Management performs ongoing credit evaluations of customers’ financial condition and uses letters of credit in certain circumstances. Credit insurance coverage is obtained when coverage is available and feasible. However, Creative is not able to procure credit insurance coverage for all customers as insurers have excluded certain customers and geographic markets. In the event actual returns, discounts and bad debts differ from the company’s estimates, or Creative adjusts these estimates in future periods, its operating results and financial position could be adversely affected.

PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence. If actual experience of product returns or cost of repair differ from the management’s estimates, revisions to the estimated warranty liability would be required and could have a material effect on Creative’s future results of operations.

VALUATION OF INVENTORIES

Creative states inventories at the lower of cost or market. The company records a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Management’s evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels. The markets for PC peripherals and personal digital entertainment products are subject to a rapid and unpredictable pace of product and component obsolescence and demand changes. If future demand or market conditions for the company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, Creative may be required to record write-downs which would negatively affect gross margins in the period when the write-downs are recorded and its operating results and financial position could be adversely affected.

VALUATION OF INVESTMENTS

Creative holds equity investments in various companies from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in companies in which Creative acquires more than 50% of the outstanding capital stock and which are under Creative’s effective control, are treated as investments in subsidiaries, and the balance sheets and results of operations are fully consolidated after making an allowance for any minority interests. Companies in which Creative’s investments total between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby the cost of investment is adjusted to recognise Creative’s share of all post acquisition results of operations.

As for investments of less than 20%, non-quoted investments are carried at cost, less provisions for permanent impairment where necessary, and quoted investments are reported at fair value with the unrealised gains and losses included as a separate component of shareholders’ equity. The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

VALUATION OF GOODWILL AND OTHER INTANGIBLE ASSETS

Creative uses the purchase method of accounting for business combinations, in line with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations.” The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgment to allocate the purchase price paid to the fair value of the net tangible and intangible assets acquired, including in-process technology. The allocation of the purchase price is based on independent appraisals. The amounts and useful lives assigned to intangible assets could impact future amortization. The amount assigned to in-process technology is expensed immediately. If the assumptions and estimates used to allocate the purchase price are not correct, purchase price adjustments or future asset impairment charges could be required.

Creative reviews goodwill and other intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under-performance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative’s market capitalization relative to net book value.

When the existence of one or more of the above factors indicate that the carrying value of goodwill or other intangible assets may be impaired, Creative measures the amount of impairment based on a combination of market comparable method and projected discounted cash flow method using a discount rate determined by the management to commensurate with the risk inherent in Creative’s current business model. Additionally, in response to changes in the PC peripherals and consumer electronics industries and changes in global or regional economic conditions, Creative may strategically realign its resources and consider restructuring, disposing or otherwise exiting businesses, which could result in an impairment of property, plant and equipment or identifiable intangibles or goodwill.

ASSESSMENT OF THE PROBABILITY OF THE OUTCOME OF CURRENT LITIGATION

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

ACCOUNTING FOR INCOME TAXES

In preparing its financial statements, Creative estimates its income taxes for each of the jurisdictions in which it operates. This involves estimating the actual current tax exposure, assessing temporary differences resulting from differing treatment of items, such as reserves and accruals for tax and accounting purposes and accounting for uncertainty in income taxes. These differences result in deferred tax assets and liabilities, which are included within Creative’s consolidated balance sheet. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and future taxable income for purposes of assessing the ability to realize any future benefit from its deferred tax assets. Creative provides for a valuation allowance with regard to its deferred tax assets as management believes that a substantial uncertainty exists regarding the realizability of these assets.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of sales:

	Years ended June 30
	2008	2007	2006
Sales, net	100%	100%	100%
Cost of goods sold	78	81	85

Gross profit	22	19	15

Operating expenses:
Selling, general and administrative	19	19	18
Research and development	8	7	7
Impairment of goodwill and other intangible assets	—	—	3
Other charges	1	—	—
Chairman’s gift of shares to employees	1	—	—

Operating loss	(7)	(7)	(13)

Gain (loss) from investments, net	2	—	2
Interest income	1	1	1
Interest expense	(1)	(1)	(1)
Others	2	13	—

(Loss) income before income taxes and minority interest	(3)	6	(11)

Income tax (expense) benefit	—	(3)	1
Minority interest in loss	—	—	—

Net (loss) income	(3)%	3%	(10)%

The following table sets forth Creative’s net sales by product category expressed as a percentage of sales for the past three fiscal years:

	Percentage of Net Sales for fiscal years ended June 30
	2008	2007	2006
Personal Digital Entertainment	53%	63%	65%
Audio	13%	13%	13%
Speakers and Headphones	26%	18%	15%
All Other Products	8%	6%	7%

YEAR ENDED JUNE 30, 2008 COMPARED TO YEAR ENDED JUNE 30, 2007

Net sales

Net sales for the year ended June 30, 2008 decreased by 19% compared to the year ended June 30, 2007 mainly due to lower sales of personal digital entertainment (“PDE”) products. Sales of PDE products, which include digital audio players and digital cameras, decreased by 33% compared to fiscal year 2007 and represented 53% of sales in fiscal year 2008 compared to 63% of sales in fiscal year 2007. The decrease in sales of PDE products was primarily attributable to lower average selling prices of digital audio players resulting from product mix and competitive pricing, and management’s decision to streamline the company’s lineup of digital audio players to focus on strategic and more profitable products. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 12% compared to fiscal year 2007 and represented 13% of sales in fiscal years 2008 and 2007. Sales of speakers and headphones increased by 13% in fiscal year 2008 compared to fiscal year 2007 and represented 26% of sales in fiscal year 2008 compared to 18% in fiscal year 2007. The increase was mainly contributed by an increased in sales of headphones. Sales from all other products, which include graphics products, communication products, accessories and other miscellaneous items, increased by 14% compared to fiscal year 2007 and represented 8% of sales in fiscal year 2008 and 6% in fiscal year 2007.

Gross profit

Gross profit in fiscal year 2008 was 22% of sales compared to 19% in fiscal year 2007. Gross profit at 22% in fiscal year 2008 was consistent with the mix of products sold during the fiscal year.

Operating expenses

In line with the decrease in sales and management’s efforts to reduce operating costs, selling, general and administrative (“SG&A”) expenses in fiscal year 2008 decreased by 19% compared to fiscal year 2007. As a percentage of sales, SG&A expenses were 19% of sales in fiscal years 2008 and 2007.

Research and development (“R&D”) expenses were comparable in fiscal years 2008 and 2007, and as a percentage of sales were 8% in fiscal year 2008 and 7% in fiscal year 2007. R&D expenses in fiscal year 2008 remained at the same level as compared to fiscal year 2007 even though net sales have decreased because of spending on new product development in fiscal year 2008.

Other charges of $9.7 million for fiscal year 2008 relate to restructuring charges incurred to streamline the business operation of the group, and the charges comprised mainly employee severance costs and other exit costs pertaining mainly to lease cancelations. See Note 13 of “Notes to Consolidated Financial Statements.”

Chairman’s gift of shares to employees of $3.8 million in fiscal year 2008 relates to Creative’s Chairman and CEO’s gift of his personal Creative shares to the employees of Creative. In accordance with the US GAAP, the value of these Creative shares was reported as a non-cash charge in the operating expenses of Creative.

Net investment gain (loss)

Net gain of $18.8 million in fiscal year 2008 comprised $34.4 million in net gain from sales of investments offset by $15.6 million in write-downs of mainly quoted investments. Bulk of the $34.4 million in net gain from sales of investments was derived from the sale of shares in subsidiaries and equity accounted investments. The disposals of these investments were in line with management’s goal of streamlining and improving operational efficiencies. Net loss of $1.9 million in fiscal year 2007 was mainly due to $2.0 million in write-downs of investments.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal year 2008 was an income of $5.0 million compared to an expense of $0.3 million in fiscal year 2007. Net interest income for fiscal year 2008 was mainly due to a partial loan repayment made in the fourth quarter of fiscal year 2007 which reduced the interest expense in fiscal year 2008.

Others

Other income was $12.8 million in fiscal year 2008 compared to $114.6 million in fiscal year 2007. Other income of $12.8 million in fiscal year 2008 comprised mainly of a $14.6 million exchange gain. Other income of $114.6 million in fiscal year 2007 included a $100.0 million paid-up license by Apple Inc. for use of the Creative ZEN Patent in its products and a $12.1 million exchange gain.

Income tax expense

Income tax expense of $1.7 million in fiscal year 2008 was mainly due to the changes in the mix of taxable income arising from various geographical regions. Income taxes of foreign subsidiaries are based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some subsidiaries cannot be offset with net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 18% is applicable to profits excluded from the Pioneer Certificate.

Income tax expense of $23.9 million in fiscal year 2007 was mainly due to $18.0 million withholding tax paid on the license fees received from Apple Inc. and the changes in the mix of taxable income arising from various geographical regions.

YEAR ENDED JUNE 30, 2007 COMPARED TO YEAR ENDED JUNE 30, 2006

Net sales

Net sales for the year ended June 30, 2007 decreased by 19% compared to the year ended June 30, 2006. Sales of PDE products, which include digital audio players and digital cameras, decreased by 21% compared to fiscal year 2006 and represented 63% of sales in fiscal year 2007 compared to 65% of sales in fiscal year 2006. The decrease in sales of PDE products was primarily attributable to lower average selling prices of digital audio players resulting from product mix and management’s decision to streamline the company’s lineup of digital audio players to focus on strategic and more profitable products. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 22% compared to fiscal year 2006 and represented 13% of sales in fiscal years 2007 and 2006. The decrease in audio product sales was mainly due to a decrease in sales of low-end audio sound cards. Sales of speakers and headphones were comparable in fiscal years 2007 and 2006, and as a percentage of sales, represented 18% of sales in fiscal year 2007 compared to 15% in fiscal year 2006. Sales from all other products, which include graphic products, communication products, accessories and other miscellaneous items, decreased by 34% compared to fiscal year 2006 and represented 6% of sales in fiscal year in 2007 and 7% in fiscal year 2006. The decrease was primarily attributable to decrease in sales of graphics and other miscellaneous products.

Gross profit

Gross profit in fiscal year 2007 was 19% of sales compared to 15% in fiscal year 2006. Gross profit at 19% in fiscal year 2007 was consistent with the mix of products sold during the fiscal year with a higher percentage of sales coming from digital audio players which generally have lower gross profit margins due to competitive pricing on the digital audio players. The lower gross profit margin in fiscal year 2006 was primarily attributable to a substantial write-down of flash memory inventory amounting to $19.0 million in the third quarter of fiscal year 2006 due to a drop in flash memory prices. The drop in flash memory prices caused market uncertainty that resulted in lower sales and selling prices of digital audio players, negatively impacting the gross profit margin of fiscal year 2006.

Operating expenses

In line with the decrease in sales and management’s efforts to reduce operating costs, SG&A expenses in fiscal year 2007 decreased by 10% compared to fiscal year 2006. As a percentage of sales, SG&A expenses were 19% of sales compared to 18% of sales in fiscal year 2006.

R&D expenses decreased by 18% compared to fiscal year 2006. The decrease was in line with the management’s costs cutting efforts and a reduced R&D spending by Creative’s wholly-owned subsidiary, 3Dlabs, due to a change in its business strategy to focus on the portable handheld device market instead of the professional workstation graphics business. As a percentage of sales, R&D expenses were 7% of sales in fiscal years 2007 and 2006.

In fiscal year 2006, there was a change in the business strategy of 3Dlabs to refocus on the portable handheld device market instead of the professional workstation graphics business. As a result, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002. Accordingly, Creative recorded a $31.5 million impairment of goodwill and other intangible assets in fiscal year 2006. See Note 3 of “Notes to Consolidated Financial Statements.”

Other charges of $5.9 million for fiscal year 2006 comprised mainly restructuring charges incurred by 3Dlabs due to the change in business strategy. The restructuring charges comprised mainly employee severance costs and fixed assets impairment write-downs. See Note 13 of “Notes to Consolidated Financial Statements.”

Net investment (loss) gain

Net loss of $1.9 million in fiscal year 2007 was mainly due to $2.0 million in write-downs of investments. Net investment gain of $18.9 million in fiscal year 2006 included a $20.9 million in net gain from sales of investments offset by $2.0 million in write-downs of investments.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal years 2007 and 2006 was an expense of $0.3 million and $3.2 million respectively. The lower net interest expense for fiscal year 2007 was due to higher interest income from the higher average cash balance in fiscal year 2007 compared to fiscal year 2006 which helped to offset the bulk of the interest expense in fiscal year 2007.

Others

Other income was $114.6 million in fiscal year 2007 compared to $3.6 million in fiscal year 2006. Other income of $114.6 million in fiscal year 2007 included a $100.0 million paid-up license by Apple Inc. for use of the Creative ZEN Patent in its products and a $12.1 million exchange gain. Other income of $3.6 million in fiscal year 2006 comprised mainly of $1.4 million in dividends received from investments and $2.0 million in sundry income, the bulk of which pertained to a write-back of unclaimed invoices.

Income tax (expense) benefit

Income tax expense of $23.9 million in fiscal year 2007 was mainly due to $18.0 million withholding tax paid on the license fees received from Apple and the changes in the mix of taxable income arising from various geographical regions. Income taxes of foreign subsidiaries are based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some subsidiaries cannot be offset with net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 18% is applicable to profits excluded from the Pioneer Certificate.

In fiscal year 2006, tax write-back includes a $10.0 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at June 30, 2008 were $408.6 million compared to the balance of $250.5 million at June 30, 2007.

Operating Activities

Net cash provided by operating activities during fiscal year 2008 and fiscal year 2007 were $53.3 million and $132.2 million, respectively. The cash provided by operating activities of $53.3 million in fiscal year 2008 was mainly due to a net decrease in accounts receivable by $74.4 million and a $14.7 million increase in accounts payable, offset partially by an increase in other assets and prepaids of $9.8 million and a $9.8 million adjustment for non-cash items. The $9.8 million adjustment for non-cash items was mainly pertaining to depreciation and amortization charges, net gain from disposal of investments and write-downs of investments.

Net cash provided by operating activities during fiscal year 2007 was $132.2 million compared with $48.9 million provided in fiscal year 2006. The cash provided by operating activities of $132.2 million was mainly contributed by gross license fees of $100.0 million received from Apple Inc., less tax of $18.0 million, a $35.2 million net decrease in accounts receivable and other assets and prepaid expenses, a $100.0 million net decrease in inventory and a $12.4 million adjustment for non-cash items. The decrease in inventory was in line with management’s intention to maintain a lower inventory balance. Cash provided by operating activities was offset partially by a $45.9 million net decrease in accounts payable and accrued and other liabilities. The $12.4 million in adjustments to non-cash items was mainly pertaining to depreciation and amortization charges.

Investing Activities

Net cash provided by investing activities during fiscal year 2008 was $30.5 million compared to cash used of $2.8 million in fiscal year 2007. The $30.5 million cash provided in fiscal year 2008 was primarily proceeds from sale of investments amounting to $53.0 million, offset partially by $12.6 million of capital expenditures and $9.5 million of purchase of investments.

Net cash used in investing activities during fiscal year 2007 was $2.8 million compared to cash provided of $10.7 million in fiscal year 2006. The $2.8 million cash used in fiscal year 2007 was primarily for capital expenditures amounting to $6.0 million offset partially by proceeds from sales of fixed assets of $4.3 million.

Financing Activities

Net cash provided by financing activities during fiscal year 2008 was $64.1 million compared with $99.5 million net cash used in fiscal year 2007. Cash provided by financing activities of $64.1 million comprised $127.6 million advance payments from sale of building, offset partially by $32.2 million used for the purchase of treasury shares, $19.8 million for repayment of debt obligations and $11.5 million for dividend payment (see Note 9 of “Notes to Consolidated Financial Statements”). The $127.6 million advance payment from sale of building arises because under FASB Statement No. 98 “Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases” (“SFAS 98”), the transaction did not meet certain criteria of sale-leaseback accounting. Accordingly, for US GAAP accounting purposes, the building is still recorded as a fixed asset and the sale proceeds received, net of security deposit and rental prepayment, is presented as “Advance payments from sale of building” (see Note 3 and 4 of “Notes to Consolidated Financial Statements”). Legal counsel has confirmed that legal title has been transferred to the buyer and in the opinion of the directors and management, the sale was completed as legal title has been transferred to the buyer and sale proceeds were received.

Net cash used in financing activities during fiscal year 2007 was $99.5 million compared with $35.0 million in fiscal year 2006. Cash used in financing activities of $99.5 million primarily consisted of a $20.9 million dividend payment (see Note 9 of “Notes to Consolidated Financial Statements”) and $78.9 million in repayments of debt obligations.

Current and Expected Liquidity

As of June 30, 2008, in addition to its cash reserves and excluding long term loans, Creative has credit facilities totaling $100.1 million for overdrafts, guarantees, letters of credit and fixed short-term loans, of which approximately $97.2 million were unutilized.

Subsequent to the end of the fiscal year on June 30, 2008, Creative repaid the entire $100.0 million outstanding balance of the $175.0 million syndicated term loan facility that it obtained in November 2004.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Management believes that Creative has adequate resources to meet its projected working capital and other cash needs for at least the next twelve months. To date, inflation has not had a significant impact on Creative’s operating results.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table presents the contractual obligations and commercial commitments of Creative as of June 30, 2008:

	Payments Due by Period (US$’000)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$100,000	$100,000	$—	$—	$—
Capital Lease Obligations	29	19	10	—	—
Operating Leases	23,839	6,875	9,878	5,048	2,038
Unconditional Purchase Obligations	35,174	35,174	—	—	—

Total Contractual Cash Obligations	$159,042	$142,068	$9,888	$5,048	$2,038

Unconditional purchase obligations are defined as contractual obligations for the purchase of goods or services which are enforceable and legally binding on the company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. The expected timing of payment of the obligations set forth above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

As of June 30, 2008, Creative has utilized approximately $2.9 million under guarantees and letters of credit.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Please refer to Note 1 of “Notes to Consolidated Financial Statements” for the discussion of recently issued accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND

SHAREHOLDERS OF CREATIVE TECHNOLOGY LTD

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders’ equity present fairly, in all material respects, the financial position of Creative Technology Ltd and its subsidiaries at June 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Singapore

September 30, 2008

CREATIVE TECHNOLOGY LTD

CONSOLIDATED BALANCE SHEETS

(In US$’000, except per share data)

	June 30, 2008	June 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$408,644	$250,480
Accounts receivable, less allowances of $14,721 and $14,153	82,554	110,520
Inventory	99,788	134,911
Other assets and prepaids	39,563	40,308

Total current assets	630,549	536,219

Property and equipment, net	67,043	97,696
Investments	37,247	80,121
Other non-current assets	15,519	8,997

Total Assets	$750,358	$723,033

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$66,507	$66,778
Accrued liabilities	91,164	92,898
Income taxes payable	5,288	21,349
Current portion of long term obligations and others	100,019	3,934

Total current liabilities	262,978	184,959

Long-term obligations	29,756	129,131

Advance payments from sale of building	127,563	—

Minority interest in subsidiaries	378	373

Shareholders’ equity:
Share capital (‘000)
Outstanding: 83,626 and 83,622 shares	300,100	300,086
Treasury share capital (‘000)
Outstanding: 6,981 and nil shares	(32,113)	—
Other reserves	59,286	53,949
Unrealized holding gains on investments	3,377	24,240
Retained earnings	(967)	30,295

Total shareholders’ equity	329,683	408,570

Total Liabilities and Shareholders’ Equity	$750,358	$723,033

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$’000, except per share data)

	Years ended June 30
	2008	2007	2006
Sales, net	$736,848	$914,906	$1,127,531

Cost of goods sold	572,946	737,203	963,217

Gross profit	163,902	177,703	164,314

Operating expenses:
Selling, general and administrative	141,148	175,180	195,197
Research and development	63,872	63,646	77,186
Impairment of goodwill and other intangible assets	—	—	31,478
Other charges	9,666	—	5,873
Chairman’s gift of shares to employees	3,774	—	—

Operating loss	(54,558)	(61,123)	(145,420)

Gain (loss) from investments, net	18,761	(1,880)	18,904
Interest income	10,679	9,916	6,241
Interest expense	(5,644)	(10,245)	(9,411)
Others	12,762	114,622	3,572

(Loss) income before income taxes and minority interest	(18,000)	51,290	(126,114)

Income tax (expense) benefit	(1,735)	(23,918)	7,150
Minority interest in loss	1	817	805

Net (loss) income	$(19,734)	$28,189	$(118,159)

Basic (loss) earnings per share	$(0.24)	$0.34	$(1.42)
Weighted average ordinary shares outstanding (’000)	81,564	83,452	83,093

Diluted (loss) earnings per share	$(0.24)	$0.34	$(1.42)
Weighted average ordinary shares and equivalents outstanding (’000)	81,564	83,913	83,093

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (decrease) in cash and cash equivalents (in US$’000)

	Years ended June 30
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(19,734)	$28,189	$(118,159)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of fixed assets	9,720	15,334	20,967
Amortization of intangible assets	303	1,451	2,184
Deferred share compensation	1,568	1,684	1,892
Minority interest in loss	(1)	(817)	(805)
Equity share in loss of unconsolidated investments	2,458	1,231	260
Loss (gain) on disposal of fixed assets	558	(2,088)	281
Write downs of investments and other non-current assets	15,636	1,713	2,034
Gain from investments, net	(8,732)	(93)	(20,938)
(Gain) loss on disposal of subsidiaries	(8,984)	419	—
Impairment of goodwill / intangible assets	—	—	31,478
Deferred income taxes, net	312	834	554
Gain on disposal of interests in associated companies	(16,681)	—	—
Foreign currency exchange gain	(8,047)	(5,825)	(695)
Dividend income	(1,691)	(1,463)	(1,420)
Chairman’s gift of shares to employees	3,774	—	—
Gain on issue of treasury shares	(5)	—	—

Changes in assets and liabilities, net:
Accounts receivable	74,417	22,482	30,281
Inventory	3,358	100,031	160,979
Other assets and prepaids	(9,835)	12,675	(8,641)
Accounts payable	14,650	(38,145)	(46,199)
Accrued and other liabilities	(320)	(7,792)	(3,410)
Income taxes	609	2,419	(1,782)

Net cash provided by operating activities	53,333	132,239	48,861

Cash flows from investing activities:
Capital expenditures, net	(12,585)	(6,026)	(13,348)
Proceeds from sales of fixed assets	152	4,276	146
Proceeds from disposal of interests in associated companies	14,648	—	—
Proceeds from sale of investments	29,038	121	29,152
Purchase of new subsidiaries (net of cash acquired)	—	—	(131)
Proceeds from sale of subsidiaries	9,324	—	—
Purchase of investments	(9,528)	(1,744)	(2,491)
Increase in other non current assets, net	(2,262)	(912)	(4,049)
Dividend income received	1,691	1,463	1,420

Net cash provided by (used in) investing activities	30,478	(2,822)	10,699

Cash flows from financing activities:
Increase (decrease) in minority shareholders’ loan and equity balance	—	—	(960)
Buyout of subsidiary’s minority interest	—	—	(604)
Proceeds from advance payments from sale of building	127,563	—	—
Proceeds from exercise of ordinary share options	97	1,612	2,949
Purchase of treasury shares	(32,196)	—	—
Repurchase of ordinary shares	—	—	(8,134)
Repayments of debt obligations	(19,794)	(78,917)	(3,780)
Repayments of capital leases	(17)	(954)	(3,747)
Dividends paid to ordinary shareholders	(11,528)	(20,855)	(20,700)
Dividends paid to minority interest	—	(400)	—

Net cash provided by (used in) financing activities	64,125	(99,514)	(34,976)

Net increase in cash and cash equivalents	147,936	29,903	24,584
Effects of exchange rate changes on cash and cash equivalents	10,228	6,582	2,165
Cash and cash equivalents at beginning of year	250,480	213,995	187,246

Cash and cash equivalents at end of year	$408,644	$250,480	$213,995

Supplemental disclosure of cash flow information:
Interest paid	$5,644	$8,240	$9,433

Income taxes paid, net	$3,149	$20,621	$3,772

Non cash transaction:
Fixed assets acquired under capital lease	$—	$18	$—

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In US$’000, except share data)

	Ordinary Shares (’000)	Treasury Shares (’000)	Ordinary Share Capital	Treasury Share Capital	Additional Paid In Capital	Other Reserves	Unrealized Holding Gains on Investments	Deferred Share Compensation	(Accumulated Loss) Retained Earnings	Total
Balance at June 30, 2005	83,593	—	$8,286	$—	$337,990	$—	$65,280	$(378)	$169,954	$581,132
Shares issued under employee options plans	678	—	103	—	2,846	—	—	—	—	2,949
Repurchase of ordinary shares	(1,000)	—	(150)	—	150	—	—	—	(8,134)	(8,134)
Dividends paid	—	—	—	—	—	—	—	—	(20,700)	(20,700)
Reversal of unvested deferred share compensation, net	—	—	—	—	(378)	—	—	378	—	—
Amortization of deferred share compensation	—	—	—	—	1,892	—	—	—	—	1,892
Effect of Companies (Amendment) Act 2005 (see Note 18)	—	—	290,235	—	(290,235)	—	—	—	—	—
Transfer to other reserves	—	—	—	—	(52,265)	52,265	—	—	—	—
Comprehensive loss	—	—	—	—	—	—	(45,827)	—	(118,159)	(163,986)

Balance at June 30, 2006	83,271	—	298,474	—	—	52,265	19,453	—	22,961	393,153
Shares issued under employee options plans	351	—	1,612	—	—	—	—	—	—	1,612
Dividends paid	—	—	—	—	—	—	—	—	(20,855)	(20,855)
Amortization of deferred share compensation	—	—	—	—	—	1,684	—	—	—	1,684
Comprehensive income	—	—	—	—	—	—	4,787	—	28,189	32,976

Balance at June 30, 2007	83,622	—	300,086	—	—	53,949	24,240	—	30,295	408,570
Shares issued under employee options plans	4	—	14	—	—	—	—	—	—	14
Chairman’s gift of shares to employees	—	—	—	—	—	3,774	—	—	—	3,774
Purchase of treasury shares	—	(7,000)	—	(32,196)	—	—	—	—	—	(32,196)
Utilization of treasury shares for shares issued under employee options plans	—	19	—	83	—	(5)	—	—	—	78
Dividends paid	—	—	—	—	—	—	—	—	(11,528)	(11,528)
Amortization of deferred share compensation	—	—	—	—	—	1,568	—	—	—	1,568
Comprehensive loss	—	—	—	—	—	—	(20,863)	—	(19,734)	(40,597)

Balance at June 30, 2008	83,626	(6,981)	$300,100	$(32,113)	$—	$59,286	$3,377	$—	$(967)	$329,683

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the financial statements of Creative Technology Ltd and Creative’s subsidiaries under its effective control from their respective dates of acquisition, after elimination of inter-company transactions and balances. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates and such differences could be material. Certain reclassifications have been made in prior years’ financial statements to conform with classifications used in the current year. Creative conducts a substantial portion of its business in United States dollars (“US$” or “$”). All dollar amounts included in the financial statements and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”). Creative operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter. Our financial year 2008 ended on June 27, 2008, the Friday nearest to June 30, 2008, while our prior financial years ended on June 29, 2007 and June 30, 2006. All quarters and fiscal years are described by their natural calendar dates.

Foreign exchange

The functional currency of Creative and its subsidiaries is predominantly the US dollar and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US dollar are reflected in the determination of net income (loss). From time to time, Creative enters into forward exchange contracts to reduce its exposure to foreign exchange translation gains and losses. Forward exchange contracts are marked to market each period and the resulting gains and losses are included in the determination of net income or loss. No forward exchange contracts were outstanding at June 30, 2008. Included in other income (expenses) are exchange gains of $14.6 million, $12.1 million and $0.7 million in fiscal years 2008, 2007 and 2006, respectively.

At June 30, 2008, the monetary assets and liabilities of Creative are denominated in the following currencies:

	Approximate Percentage of $ Balance Denominated in:
	US$	S$	EURO	Other Currencies
Cash and cash equivalents	48%	26%	13%	13%
Accounts receivable, net	53%	1%	31%	15%
Total current liabilities	82%	7%	6%	5%
Long-term obligations	99%	—	1%	—

The exchange rates for the S$ and Euro utilized in translating the balance sheet at June 30, 2008, expressed in US$ per one S$ and Euro was 0.7331 and 1.5748, respectively.

Cash equivalents

Cash equivalents consist of highly liquid investment instruments with original or remaining maturities of three months or less at the time of purchase. All deposits are in short-term deposits and money market accounts with various banks. This diversification of risk is consistent with Creative’s policy to maintain liquidity and ensure the safety of principal. Included in cash equivalents as of June 30, 2008 and 2007 are fixed rate deposits of $369.1 million and $204.7 million, respectively.

Fair value of financial instruments

For certain of Creative’s financial instruments, including cash equivalents, accounts receivable and accounts payable, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long-term obligations also approximate fair value because current interest rates charged to Creative for debts of similar maturities are substantially the same.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, appropriately adjusted at the balance sheet date to approximate actual cost on a weighted average basis. In the case of finished products and work-in-progress, cost includes materials, direct labor and an appropriate proportion of production overheads.

Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. The evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining facility lease term or the estimated useful lives of the improvements. No depreciation is provided on freehold land and construction in progress.

Creative reviews property and equipment for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed”. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. If the property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. For the three fiscal years ended June 30, 2008, 2007 and 2006, Creative had no impairment of its long-lived assets.

Investments

Creative holds equity investments in various companies pursuant to which it has acquired anywhere from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in which Creative acquires more than 50% of the outstanding capital stock of an entity and which are under the effective control of Creative, are treated as investments in subsidiaries, and the balance sheets and results of operations of these subsidiaries are fully consolidated after making allowance for any minority interests. Companies in which Creative’s investments total between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby Creative adjusts its cost of investments to recognize its share of all post acquisition results of operations. In the event where a subsidiary or associated company issues shares to a third party at a price different from Creative’s carrying value of such shares, the difference is taken to the income statement.

Non-quoted investments of less than 20% in an entity are carried at cost, less provisions for permanent impairment where necessary.

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” quoted investments of less than 20% in an entity are classified as available-for-sale. Such investments are reported at fair value with the unrealized gains and losses included as a separate component of shareholders’ equity. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. Realized gains and losses upon the sale or disposition of such investments are based on the average cost of the specific investments sold.

The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Goodwill and other intangible assets

Goodwill and other intangible assets are stated at cost and relate principally to the acquisition of new subsidiaries accounted for under the purchase method. Under this method, the purchase price has been allocated to the assets acquired, liabilities assumed and in-process technology based on their estimated fair market values at the dates of acquisition. Amounts allocated to acquired in-process technology are expensed in the period in which the acquisition is consummated. Intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, ranging from one to seven years.

Reviews for impairment of goodwill and other intangible assets are also conducted whenever events indicate that the carrying amount might not be recoverable. Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under performance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative market capitalization relative to net book value.

When the existence of one or more of the above factors indicates that the carrying value of the goodwill or other intangible assets may be impaired, Creative measures any impairment based on a combination of market comparable method and projected discounted cash flow method using a discount rate determined by the management commensurate with the risk inherent in Creative’s current business model.

Product warranties

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Revenue recognition

Revenue from product sales is recognized when the following four criteria are met:

•	Persuasive evidence of an arrangement exists

Persuasive evidence of an arrangement exists when Creative receives a purchase order from the customer and Creative subsequently confirms the order by issuing a sales order to the customer.

•	Title and risk of loss have been transferred and delivery has occurred

Based on the shipping terms specified in the customer’s purchase order or Creative’s sales order to the customer, this criteria is met when a product is delivered to a common carrier, or delivered to the customer’s delivery site or shipped to the customer.

•	The price is fixed or determinable

The price is fixed or determinable when a sales order is issued to the customer.

•	Collection is probable

Creative assesses the credit worthiness of each customer and will only issue a sales order to a customer if it believes that collection from that customer is probable.

Allowances are provided for estimated returns, discounts and warranties based on historical experience, current economic trends and changes in customer demand and acceptance of its products. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates.

Research and development

Research and development costs are charged to operations as incurred.

Assessment of the probability of the outcome of current litigation

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such deferred tax assets will not be realized.

Concentrations of credit risk

Financial instruments that potentially subject Creative to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Creative limits the amount of credit exposure to any one financial institution. Creative sells its products to original equipment manufacturers, distributors and key retailers. Creative believes that the concentration of credit risk in its trade receivables is substantially mitigated due to performance of ongoing credit evaluations of its customers’ financial condition, use of short collection terms, use of letters of credit in certain circumstances, procurement of credit insurance coverage and the geographical dispersion of sales. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, returns and discount experience.

Share-based compensation

Effective July 1, 2005, Creative accounts for share-based employee compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” Accordingly, share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. Creative previously applied Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” See Note 10.

Employees pension scheme

Creative participates in a number of defined contribution retirement plans in certain countries of operations. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred. Creative incurred expenses of approximately $7.3 million, $8.0 million and $8.1 million with respect to these retirement plans for the fiscal years 2008, 2007 and 2006, respectively.

Treasury share capital

Treasury shares are accounted for under the cost method and are shown as a deduction from shareholders’ equity in the Consolidated Balance Sheet.

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. Creative is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities – including an Amendment of SFAS No. 115” (“SFAS 159”). SFAS 159 permits companies to measure certain financial assets and financial liabilities at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Creative is currently evaluating the impact of SFAS 159, but does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires the recognition of a non-controlling (minority) interest as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling (minority) interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51’s consolidation procedures. This statement also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and should be applied prospectively. However, the presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. Creative is currently evaluating the impact of SFAS 160.

NOTE 2—NET (LOSS) INCOME PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” Creative reports both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary and potentially dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are excluded from the computation if their effect is anti-dilutive. In computing diluted earnings per share, the treasury stock method is used to determine, based on average stock prices for the respective periods, the ordinary equivalent shares to be purchased using proceeds received from the exercise of such equivalent shares. Other than the dilutive effect of stock options, there are no other financial instruments that would impact the weighted average number of ordinary shares outstanding used for computing diluted earnings per share. The potentially dilutive ordinary equivalent shares outstanding under the employee share purchase plan were not material.

The following is a reconciliation between the average number of ordinary shares outstanding and equivalent shares outstanding (in ‘000):

	As of June 30
	2008	2007	2006
Weighted average ordinary shares outstanding - Basic	81,564	83,452	83,093

Effect of dilutive shares on account of stock options	—	461	—

Weighted average ordinary shares and equivalents outstanding - Diluted	81,564	83,913	83,093

For fiscal years 2008 and 2006, approximately 0.1 million and 0.8 million shares were excluded from the computation of dilutive earnings per share, as the effect of including such shares would be anti-dilutive.

NOTE 3—BALANCE SHEET DETAIL (in US$’000)

	As of June 30
	2008	2007
Inventory:
Raw materials	$56,836	$62,034
Work in progress	84	5,916
Finished products	42,868	66,961

Total inventory	$99,788	$134,911

	Estimated Useful Life	As of June 30
		2008	2007
Property and equipment:
Freehold Land	—	2,625	2,625
Leasehold land and buildings	20 to 50 years	82,863	104,531
Machinery and equipment	3 to 6 years	34,464	60,509
Furniture, fixtures and office equipment	1 to 8 years	68,708	82,166
Leasehold improvements	Term of lease	10,934	11,853

		$199,594	$261,684

Accumulated depreciation		(132,551)	(163,988)

Net property and equipment		$67,043	$97,696

Included in property and equipment are assets purchased under capital lease obligations with a cost and accumulated depreciation of approximately $10.6 million and $10.5 million for fiscal year 2008, and $10.9 million and $10.9 million for fiscal year 2007, respectively.

Depreciation charged to results of operations, including depreciation related to assets under capital leases, amounted to $9.7 million, $15.3 million and $21.0 million for fiscal years 2008, 2007 and 2006, respectively.

Creative routinely reviews the remaining estimated useful lives of its machinery and equipment to determine if such lives should be adjusted due to the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of its machinery and equipment.

Creative sold its headquarters office building in June 2008, to an unrelated third party at a sales price of $181.4 million which was derived on an arms length basis, supported by a valuation of the property carried out by an independent assessor. Under the terms of the sale and purchase agreement, Creative also agreed to leaseback the property for a period of five years with an option for additional periods of three and two years. Creative also placed a security deposit of $52.9 million and paid an advance rental of $0.9 million to the purchaser.

The sale was completed on June 26, 2008, legal title has been transferred to the buyer and sale proceeds were received. However under FASB Statement No. 98 “Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases” (“SFAS 98”), the transaction did not meet certain criteria of sale-leaseback accounting. Accordingly, for US GAAP accounting purposes, the building is still recorded as a fixed asset and the sale proceeds received, net of security deposit and rental prepayment, is presented as “Advance payments from sale of building” (see Note 4). The gain on the sale equal to the difference between the net book value of the building and the balance of the “Advance payments from sale of building” will be recognized at the end of the initial five year lease term.

	As of June 30
	2008	2007
Other non-current assets:
Other intangible assets	$37,568	$37,568
Accumulated impairment charges	(4,727)	(4,727)
Accumulated amortization	(32,841)	(32,538)

Other intangible assets, net	—	303

Other non-current assets	15,519	8,694

Total other non-current assets	$15,519	$8,997

Other intangible assets consist of mainly patents and trademarks.

Goodwill and other intangible assets fully amortized were excluded from the table above. Other intangible assets amortization expense was $0.3 million, $1.5 million and $2.2 million for fiscal years 2008, 2007 and 2006.

	As of June 30
	2008	2007
Other accrued liabilities:
Marketing accruals	$19,499	$22,304
Payroll accruals	17,345	15,500
Royalty accruals	6,439	6,071
Warranty accruals	5,815	6,499
Deposits and other creditors	3,719	12,932
Other accruals	38,347	29,592

Total other accrued liabilities	$91,164	$92,898

Other accruals of $38.3 million and $29.6 million as of June 30, 2008 and 2007 includes accruals for various operating expense items that individually account for less than 5% of the total current liabilities.

	As of June 30
	2008	2007
Long term obligations:
Long term debt	$—	$113,711
Capital lease obligations	10	21
Deferred tax liabilities	18,044	15,399
Liability for uncertain tax positions	11,702	—

Total long term obligations	$29,756	$129,131

NOTE 4—ADVANCE PAYMENTS FROM SALE OF BUILDING

As discussed in Note 3, under SFAS 98, the transaction did not meet certain criteria of sale-leaseback accounting, and accordingly the sale proceeds received, net of the security deposit and rental prepayment, is presented as “Advance payments from sale of building.”

NOTE 5—PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Movements in the product warranty accrual for fiscal year 2008 were as follows (in US$’000):

	As of June 30
	2008	2007
Balance at the beginning of the year	$6,499	$9,536

Accruals for warranties issued during the period	18,903	28,420

Adjustments related to pre-existing warranties (include changes in estimates)	(214)	(580)

Settlements made during the period	(19,373)	(30,877)

Balance at the end of the year	$5,815	$6,499

NOTE 6—LEASES AND COMMITMENTS

Creative leases the use of land and certain of its facilities and equipment under non-cancelable operating lease arrangements.

Minimum future lease commitments for non-cancelable leases as of June 30, 2008, are as follows (in US$’000):

Operating Leases
Fiscal years ending June 30,
2009	$6,875
2010	5,513
2011	4,365
2012	2,651
2013	2,397
Thereafter	2,038

Total minimum lease commitments	$23,839

Rental expense under all operating leases was $8.9 million, $10.2 million and $12.0 million for fiscal years 2008, 2007 and 2006, respectively.

Future minimum lease commitments, which are secured by the underlying assets, as of June 30, 2008, under capital leases are as follows (in US$’000):

Capital Leases
Fiscal years ending June 30,
2009	$21
2010	10
2011	—
2012	—
2013	—
Thereafter	—

Total minimum lease commitments	$31
Less: Interest	(2)

Total capital lease commitments	$29

NOTE 7—COMPREHENSIVE (LOSS) INCOME

The components of total comprehensive (loss) income are as follows (in US$’000):

	Years ended June 30
	2008	2007	2006
Net (loss) income	$(19,734)	$28,189	$(118,159)

Movement in unrealized holding (losses) gains	(10,332)	7,331	(28,074)

Reclassification adjustments:
- Gains included in net (loss) income	(10,531)	(2,544)	(17,753)
	(20,863)	4,787	(45,827)

Total comprehensive (loss) income	$(40,597)	$32,976	$(163,986)

NOTE 8—SHARE REPURCHASES

Details of share repurchases by Creative since the commencement date of the program on November 6, 1998 are set out below:

	Number of Shares Repurchased (in millions)	Average Price (US$)
Fiscal year 1999 to fiscal year 2006	27.3	$13
Fiscal year 2007	—	—
Fiscal year 2008	7.0	$5

Total	34.3	$11

At the Annual General Meeting (“AGM”) held on October 31, 2007, the shareholders approved the share repurchase mandate allowing Creative to buy up to 10% of the issued share capital of Creative outstanding as of the date of the AGM. This amounts to approximately 8.3 million shares. This authority to repurchase these shares shall continue in force unless revoked or revised by the shareholders in a general meeting, or until the date that the next AGM of Creative is held or is required to be held, whichever is the earlier.

In accordance with The Companies (Amendment) Act 2005 of Singapore (Companies Amendment Act), which became effective on January 30, 2006, a company is allowed to repurchase shares out of its share capital, as well as from distributable profits and ordinary shares repurchased by the company can be held as treasury shares instead of being cancelled.

In fiscal year 2008, Creative had repurchased 7.0 million shares and held them as treasury shares. Creative had paid a total amount of $32.2 million to acquire these shares and this had been presented as a component within shareholders’ equity under the balance sheet.

Creative had utilized 19,500 treasury shares in fiscal year 2008 to satisfy share option exercises pursuant to the 1999 Scheme at a weighted-average exercise price of $4.37 each.

NOTE 9—DIVIDENDS

At the Annual General Meeting held on October 31, 2007, Creative’s shareholders approved an ordinary dividend of S$0.20 ($0.14) for each outstanding ordinary share of Creative for the fiscal year ended June 30, 2008. Dividends of $11.5 million were paid on November 30, 2007 to all shareholders of record as of November 14, 2007. In fiscal year 2007, Creative paid an ordinary dividend of $0.25 for each outstanding ordinary share amounting to $20.9 million.

NOTE 10—EMPLOYEE STOCK OPTION PLANS

In December 1998, Creative adopted the Creative Technology (1999) Share Option Scheme (“1999 Scheme”) which allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted under the 1999 Scheme is 7.5 million, provided that such amount shall be automatically increased on the first day (July 1) of each of the five fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of Creative as at the last day of the immediate preceding fiscal year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer,  1/4 of the total amount of the grant vests on the first anniversary of the grant date and  1/48 of the total amount of the grant vests on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant. Effective November 12, 2007, amendments were made to the 1999 Scheme to allow the use of treasury shares to satisfy share based exercises. During the fiscal year ended June 30, 2008, Creative has issued new shares as well as utilized its treasury shares to satisfy share options exercises.

Effective July 1, 2005, Creative adopted the provisions of SFAS No. 123(R), “Share-Based Payment”. SFAS No. 123(R) establishes accounting for share-based awards exchanged for employee services. Accordingly, share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. Creative previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Prior to the adoption of SFAS No. 123(R), Creative provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.”

Creative elected to adopt the modified-prospective application method as provided by SFAS No. 123(R). Accordingly, during the fiscal year ended June 30, 2008, Creative recorded share-based compensation cost of $1.6 million in the financial statements, totaling the amount that would have been recognized had the fair value method been applied since the effective date of SFAS No. 123(R). Previously disclosed amounts have not been restated in the financial statements.

During the fiscal year ended June 30, 2006, Creative granted 3,120,000 stock options under the 1999 Scheme with a total grant date fair value of $5.1 million. The weighted average grant date fair value of options granted was $1.63 per share. There were no options granted under the 1999 Scheme in the fiscal year ended June 30, 2007. During the fiscal year ended June 30, 2008, Creative granted 2,931,500 stock options under the 1999 scheme with a total grant date fair value of $2.4 million. The weighted average grant date fair value of options granted was $0.82 per share.

The fair value of each share option granted is estimated on the date of grant using the Black Scholes option-pricing model. The option-pricing model requires the input of highly subjective assumptions, including the option’s expected life, risk-free interest rates, dividend yield and the price volatility of the underlying share. The expected life of the options represents the period of time the options are expected to be outstanding and is based on historical trends. The expected share price volatility assumption is determined using the historical volatility of Creative’s shares. The following table presents the weighted-average assumptions used in the Black Scholes option-pricing model for the share option grants.

	Fiscal Year 2008	Fiscal Year 2007	Fiscal Year 2006
Expected volatility	35%	—	36%
Risk-free interest rates	1.82% to 2.33%	—	2.31% to 4.40%
Dividend yield	3.0%	—	3.0%
Expected life of options (in years)	0.93 years after vest date	—	0.60 years after vest date

	Years ended June 30
	2008	2007	2006
Weighted average fair value of stock options granted:

Stock options:
Above market	$0.82	$—	$—
At market	$—	$—	$1.63

Summary of outstanding options under Creative’s employee share option plans

The following table summarizes the option information under the Creative’s employee share option plans as at June 30, 2008.

	Number of Options (‘000)	Weighted-Average Exercise Price ($)
Outstanding at June 30, 2005	6,581	6.93
Granted	3,120	7.50
Exercised	(677)	4.29
Cancelled/Forfeited/Expired	(355)	8.92

Outstanding at June 30, 2006	8,669	7.26
Exercised	(351)	4.40
Cancelled/Forfeited/Expired	(501)	8.06

Outstanding at June 30, 2007	7,817	7.34
Granted	2,931	4.70
Exercised	(23)	4.37
Cancelled/Forfeited/Expired	(523)	6.51

Outstanding at June 30, 2008	10,202	6.63

Exercisable at June 30, 2008	6,418	7.36

The options outstanding and exercisable as at June 30, 2008 were in the following exercise price ranges:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding (‘000)	Weighted Average Exercise Price	Aggregate Intrinsic Value ($’000)	Weighted Average Remaining Contractual Term (in years)	Number of Shares Exercisable (‘000)	Weighted Average Exercise Price	Aggregate Intrinsic Value ($’000)	Weighted Average Remaining Contractual Term (in years)
$1.00 to $2.99	76	$2.84	$129	2.50	76	$2.84	$129	2.50
$3.00 to $4.99	4,268	$4.62	$173	7.45	1,421	$4.45	$173	3.31
$5.00 to $6.99	80	$5.84	$—	3.57	80	$5.84	$—	3.57
$7.00 to $10.99	5,774	$8.17	$—	3.97	4,837	$8.30	$—	3.45
$11.00 to $18.99	4	$18.40	$—	1.67	4	$18.40	$—	1.67

	10,202	$6.63	$302	5.41	6,418	$7.36	$302	3.41

The intrinsic value is determined by the difference between Creative’s closing share price of $4.55 as of June 30, 2008 and the grant price. The aggregate intrinsic value in the table above represents the amount that would have been received by the option holders had all option holders exercised their options as of that date. The total fair value of shares vested during the fiscal year ended June 30, 2008 was $1.1 million and the total intrinsic value of options exercised during the fiscal year ended June 30, 2008 was $0.01 million. As at June 30, 2008, Creative expects to recognize the total unrecognized compensation cost relating to non-vested share-based compensation of $2.6 million over a weighted average period of 2.97 years.

In fiscal year 2008, there was a charge of $3.8 million relating to Creative’s Chairman and CEO’s gift of his personal Creative shares to the employees of Creative. In accordance with the US GAAP, the value of these Creative shares was reported as a non-cash charge in the operating expenses of Creative.

NOTE 11—INCOME TAXES

Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the Pioneer Certificate, there were tax write-backs of $10.0 million and $12.3 million in fiscal years 2006 and 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the Pioneer Certificate.

The Singapore and other components of (loss) income before income taxes are as follows (in US$’000):

	Years ended June 30
	2008	2007	2006
Singapore	$(2,850)	$36,245	$(74,910)
Other countries	(15,150)	15,045	(51,204)

(Loss) income before income taxes and minority interest	$(18,000)	$51,290	$(126,114)

The income tax expense (benefit) consists of (in US$’000):

	Years ended June 30
	2008	2007	2006
Singapore	$1,445	$20,177	$(9,313)
Other countries	290	3,741	2,163

Income tax expense (benefit)	$1,735	$23,918	$(7,150)

Creative’s effective tax provision for fiscal years 2008, 2007 and 2006 reconciles to the amount computed by applying the Singapore statutory rate of 18.0% for fiscal years 2008 and 2007 and 20.0% for fiscal year 2006 to (loss) income before income taxes and minority interest, as follows (in US$’000):

	Years ended June 30
	2008	2007	2006
Income tax (benefit) expense at Singapore statutory rate	$(3,240)	$9,232	$(25,223)
Tax exempt loss (income)
Singapore	209	4,068	13,633
Others	(2,014)	(1,806)	(4,547)
Non-deductible expenses and write-offs	2,166	792	679
Change in valuation allowances	(577)	(1,247)	5,692
Rate differences and others	6,691	12,936	12,808
Tax refund receivable	(1,500)	(57)	(10,192)

Income tax expense (benefit)	$1,735	$23,918	$(7,150)

Deferred tax assets at June 30, 2008 and 2007 consisted of the following (in US$’000):

	As of June 30
	2008	2007
Reserves	$17,969	$19,889
Net operating loss carryforwards	75,275	60,384
Others	622	624

Total deferred tax assets	93,866	80,897

Valuation allowance for deferred tax assets	(93,866)	(80,897)

	$—	$—

Deferred tax liabilities at June 30, 2008 and 2007 consisted of the following (in US$’000):

	As of June 30
	2008	2007
Unremitted offshore interest income	$7,745	$6,600
Undistributed profit of certain foreign subsidiaries	6,299	6,144
Others	4,000	2,655

Total deferred tax liabilities	$18,044	$15,399

Creative had net operating loss carryforward of approximately $194.7 million and $174.8 million as at June 30, 2008 and June 30, 2007, the bulk of which expire between 2009 and 2029. The utilization of the net operating losses by Creative is subject to certain conditions.

Valuation allowance is provided for Creative’s deferred tax assets as management believes substantial uncertainty exists regarding the realizability of these assets.

Creative has United States tax deductions not included in the net operating loss carryforward described above aggregating approximately $60.9 million at June 30, 2008 and June 30, 2007, as a result of the exercise of employee stock options, the tax benefit of which has not been realized. The tax benefit of the deductions, when realized will be accounted for as a credit to other reserves rather than a reduction of the income tax provision.

Creative adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), effective July 1, 2007. FIN 48 contains a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Prior to adoption of FIN 48, Creative provided for tax exposures as part of its income taxes payable. As a result of the adoption of FIN 48, certain of the payables were reclassified from income taxes payable to the opening balance of FIN 48 liabilities. A reconciliation of the unrecognized tax benefits is as follows (in US$’000):

As of June 30 2008
Balance at July 1, 2007	$11,056
Increase related to current year tax positions	646

Balance at June 30, 2008	$11,702

The liability of $11.7 million for the uncertain tax positions at June 30, 2008 is related to estimated transfer pricing in various jurisdictions, and withholding tax payments. This amount, if recognized, would affect Creative’s effective tax rate favorably.

Creative recognized interest and penalties related to unrecognized tax positions in income tax expense. The total amount of accrued interest and penalties relating to unrecognized tax benefits was $2.1 million.

As there are unused net operating loss carryforwards in one of the major tax jurisdictions, the tax periods that may be open to tax examinations include fiscal years 1998 through 2008. Creative does not anticipate a significant change to the total amount of unrecognized benefits within the next 12 months.

NOTE 12—DEBT OBLIGATIONS

In November 2004, Creative entered into a five-year $175.0 million syndicated term loan facility with a group of international banks. The proceeds from this facility were used primarily to fund the growth in working capital requirements arising from the growth in the company’s revenue. The facility is unsecured and bears interest at LIBOR plus a margin of 0.45% for the first three years and LIBOR plus a margin of 0.95% for the remaining two years. The loan facility contains certain financial covenants, including requirements for Creative to maintain certain ratios for its working capital, but does not restrict Creative’s ability to borrow nor distribute earnings. The entire loan facility of $175.0 million was drawn down in fiscal year 2005 and Creative repaid $75.0 million in fiscal year 2007 and the remaining balance of $100.0 million was repaid subsequent to the end of the fiscal year 2008. The weighted average effective interest rate at the balance sheet date was 3.4031%.

On November 21, 2002, Creative Technology Centre Pte Ltd (“CTC”), a Singapore subsidiary of Creative, entered into a nine-year term loan facility for up to S$54.0 million ($39.6 million) with a bank. The loan is repayable in thirty-six quarterly installments of S$1.5 million ($1.1 million). The repayment commenced on March 31, 2003. The interest on the outstanding loan balance is based on the bank’s floating rate plus a margin of 1.5%. The loan is secured by a first mortgage on Creative’s headquarter building in Singapore and by way of a fixed and floating charge over all assets of CTC. At June 30, 2007, S$27.0 million ($19.8 million) was outstanding and this entire outstanding balance was repaid in fiscal year 2008.

The following table presents the payments due by period for the long term debt and capital lease obligations as of June 30, 2008:

	Payments Due by Period (US$’000)
Debt Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$100,0000	$100,000	$—	$—	$—
Capital Lease Obligations	29	19	10	—	—

Total Debt Obligations	$100,029	$100,019	$10	$—	$—

Creative has various other credit facilities relating to overdrafts, letters of credit, bank guarantees and short term loans with several banks totaling approximately $100.1 million at June 30, 2008. Within these credit facilities, sub-limits have been set on how Creative may utilize the overall credit facilities. At June 30, 2008, $2.9 million in bank guarantees was drawn under these facilities. Facilities under letters of credit, bank guarantees, overdrafts and short-term loans bear interest at approximately the banks’ prime rates.

NOTE 13—OTHER CHARGES

In fiscal year 2008, Creative announced a series of cost-cutting measures which included restructuring charges of $11.7 million to streamline the business operation of the group. Out of the $11.7 million restructuring charges recorded in fiscal year 2008, $2.0 million was charged to cost of goods sold and the balance $9.7 million was recorded as other charges in the operating expenses. The restructuring charges comprised mainly employee severance costs and other exit costs pertaining mainly to lease cancelations.

Severance charges of $7.4 million represented the costs of involuntary severance benefits for approximately 220 employees where $0.5 million was charged to cost of goods sold and the balance of $6.9 million was recorded in operating expenses. Half of the employees had left the Company as at June 30, 2008 and the majority of the remaining affected employees left in July 2008.

Other exit costs of $4.3 million comprised mainly of lease cancelation charges imposed on the non-cancelable operating leases. Out of the $4.3 million other exit costs recorded, $1.5 million pertaining to warehouse lease cancelation was charged to cost of goods sold and the balance of $2.8 million was recorded in operating expenses.

In February 2006, Creative announced that its wholly-owned subsidiary 3Dlabs will refocus its graphics business on the portable handheld device market instead of the professional workstation graphics market. As a result, Creative recorded restructuring charges of $4.9 million in operating expenses and an inventory charge of $4.3 million to cost of goods sold. The $4.9 million restructuring charges in operating expenses comprised $3.0 million in employee separation costs, $0.3 million in facility exit costs and fixed assets impairment write-downs of $1.6 million. Besides 3Dlabs’ restructuring charges, as part of ongoing worldwide cost-cutting measures, $1.0 million in employee separation costs was charged to operating expenses as part of restructuring costs in fiscal year 2006.

Employee separation costs for 3Dlabs and other Creative subsidiaries in fiscal year 2006 represented the costs of involuntary severance benefits for approximately 200 employees. Facility exit costs in fiscal year 2006 consisted primarily of lease termination costs and research and development expenses on some 3Dlabs’ graphics chips.

Fixed assets impairment write-downs of $1.6 million in fiscal year 2006 were attributed to computer hardware and software associated with the 3Dlabs’ facilities that were shut down.

The $4.3 million inventory charge in fiscal year 2006 comprised inventory obsolescence costs for 3Dlabs’ graphics cards.

NOTE 14—INTELLECTUAL PROPERTY INDEMNIFICATION OBLIGATIONS

Creative indemnifies certain of its customers, distributors, suppliers, and subcontractors for losses arising from matters such as intellectual property rights, including patents, trademarks, or copyrights. The scope of these indemnities varies and may include indemnification for damages and expenses, including reasonable attorneys’ fees. The term of its indemnification obligations are generally perpetual from the effective date of the agreement. In certain cases, there are limits on and exceptions to its potential liability for indemnification relating to intellectual property infringement claims. Creative cannot estimate the amount of potential future payments, if any, that the company might be required to make as a result of these agreements. Creative does not expect that these obligations individually or in the aggregate have a material adverse effect on its financial condition or operating results. However, there can be no assurance that Creative will not have any future financial exposure under these indemnification obligations.

NOTE 15—LEGAL PROCEEDINGS

During the course of its ordinary business operations, Creative and its subsidiaries are subject to a variety of intellectual property and other disputes, including claims against Creative alleging copyright infringement, patent infringement, contract claims, employment claims and business torts. Ongoing disputes exist with, among other entities, Bose Corporation (a patent infringement action filed in the U.S. International Trade Commission against Creative Technology Ltd and several other respondents); SMDK Corp. (a patent infringement action filed in the U.S. District Court for the Eastern District of Texas against Creative Labs, Inc. and several other defendants); Acticon Technologies (a patent infringement action filed in the U.S. District Court for the Eastern District of Texas Against Creative Labs, Inc. and E-Mu Systems, Inc.); and Fuzzysharp Technologies Corporation (a patent infringement action filed in the U.S. District Court, Northern District of California against 3Dlabs Inc., Ltd). Creative believes it has valid defenses to the various claims asserted against it, and intends to defend the actions vigorously. However, should any of these claimants prevail in their suits or claims, Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations.

NOTE 16—INVESTMENTS

Net investment gain of $18.8 million in fiscal year 2008 comprised $34.4 million net gain from sales of investments offset by $15.6 million in write-downs of mainly quoted investments. Bulk of the $34.4 million in net gain from sales of investments was derived from the sale of shares in subsidiaries and equity accounted investments, including a net gain of $6.9 million on disposal of 80.1% interest in a manufacturing operation in Malaysia to a group of third party investors. Net loss of $1.9 million in fiscal year 2007 was mainly due to $2.0 million write-downs of investments.

The following is a summary of investments as of June 30 (in US$’000):

	As of June 30
	2008	2007
Non-quoted equity investments	$11,160	$12,274
Quoted equity investments	26,087	67,847

Total investments	$37,247	$80,121

The following provides a breakdown on the net (loss) gain from available-for-sale investments (in US$’000):

	Years ended June 30
	2008	2007	2006
Proceeds from disposals	$16,273	$2	29,152
Fair value of investments disposed	(9,545)	—	(7,911)

Net realized gain from disposals	6,728	2	21,241
Write-downs of investments	(12,136)	(1,224)	(87)

Net (loss) gain	$(5,408)	$(1,222)	$21,154

Gross realized gains were $8.2 million and $21.2 million for fiscal years 2008 and 2006 and negligible in fiscal year 2007. Gross realized losses were $1.5 million for fiscal year 2008 and nil for fiscal years 2007 and 2006.

NOTE 17—RELATED PARTIES

Related party transactions

In January 2003, a corporation controlled by a director, Ng Kai Wa, entered into a rental agreement with a subsidiary of Creative, which was prior to Ng Kai Wa’s appointment as a director of Creative in June 2005. The rental agreement expired during fiscal year 2006 and the corporation has moved out of Creative’s premises in April 2006. Creative received $150,000 in rent payments in fiscal year 2006 under the rental agreement.

Directors’ fees and Chairman’s remuneration

In fiscal year 2008, Creative paid Directors’ fees of S$240,000 to its four non-executive directors on its Board of Directors.

The total remuneration paid to the Chairman and Chief Executive Officer in fiscal year 2008 was S$1.

NOTE 18—SHARE CAPITAL AND OTHER RESERVES

Effective January 30, 2006, Creative became subject to the amendments promulgated under the Companies (Amendment) Act 2005 of Singapore. These amendments included the abolition of the ordinary share par value and authorized capital. The relevant amendments have resulted in all ordinary shares being recorded with no par value. The amendments do not affect the actual number of ordinary shares issued and the paid-in capital of Creative. As a result of the abolition of the ordinary share par value, a significant portion of the additional paid-in capital amounting to $290.2 million became part of the share capital account as at June 30, 2006 and increased the share capital account on that date to $298.5 million. The remaining balance of $52.3 million in the additional paid-in capital was classified as other reserves where it comprised mainly compensation expense for stock options, tax benefits relating to exercise of non qualified stock options by US employees and reserves arising from the buyout of a subsidiary’s convertible preference shares.

NOTE 19—SUBSEQUENT EVENT

Subsequent to the end of the fiscal year on June 30, 2008, Creative repaid the entire $100.0 million outstanding balance of the $175.0 million syndicated term loan facility that it obtained in November 2004, see Note 12.

NOTE 20—SEGMENT REPORTING

Creative operates primarily in one industry segment and provides advanced multimedia solutions for personal computers and personal digital entertainment products. Creative focuses its worldwide sales and marketing efforts predominantly through sales offices in North America, Europe and the Asia Pacific region.

The following is a summary of net sales by product category (in US$’000):

	Years ended June 30
	2008	2007	2006
External net sales:
Personal Digital Entertainment	$386,884	$579,650	$732,253
Audio	99,791	113,967	146,378
Speakers and Headphones	190,097	168,472	168,983
All Other Products	60,076	52,817	79,917

Consolidated	$736,848	$914,906	$1,127,531

The following is a summary of operations by geographical regions (in US$’000):

	Years ended June 30
	2008	2007	2006
External net sales:
Asia Pacific	$167,128	$158,789	$204,133
The Americas	200,268	331,960	457,677
Europe	369,452	424,157	465,721

Consolidated	$736,848	$914,906	$1,127,531

	Years ended June 30
	2008	2007	2006
Operating (loss) income:
Asia Pacific	$(59,548)	$(73,332)	$(130,916)
The Americas	2,923	4,504	2,337
Europe	2,067	7,705	(16,841)

Consolidated	$(54,558)	$(61,123)	$(145,420)

	Years ended June 30
	2008	2007	2006
Depreciation and amortization expenses:
Asia Pacific	$7,695	$13,958	$19,204
The Americas	1,405	1,601	2,439
Europe	923	1,226	1,508

Consolidated	$10,023	$16,785	$23,151

	Years ended June 30
	2008	2007	2006
Income tax expense (benefit):
Asia Pacific	$1,473	$23,285	$(7,992)
The Americas	(699)	260	(552)
Europe	961	373	1,394

Consolidated	$1,735	$23,918	$(7,150)

	As of June 30
	2008	2007
Identifiable assets:
Asia Pacific	$603,677	$528,115
The Americas	59,127	103,276
Europe	87,554	91,642

Consolidated	$750,358	$723,033

Long-lived assets are based on the physical location of the assets at the end of each of the fiscal years. Geographic revenue information for the three years ended June 30, 2008 is based on the location of the selling entity.

(In US$’000)	As of June 30
	2008	2007
Identifiable assets:
Singapore	$524,711	$334,225
United States of America	59,127	103,276
Ireland	87,035	87,392
Rest of the World	79,485	198,140

Consolidated	$750,358	$723,033

(In US$’000)	Years ended June 30
	2008	2007	2006
Revenue by geographic region:
Singapore	$105,688	$112,985	$118,552
United States of America	200,268	331,960	457,677
Ireland	369,452	424,157	465,721
Rest of the World	61,440	45,804	85,581

Consolidated	$736,848	$914,906	$1,127,531

Major customers: In fiscal years 2008, 2007 and 2006, no customer accounted for more than 10% of net revenues. As of June 30, 2007 and June 30, 2006, one customer accounted for more than 10% of net accounts receivable, and as of June 30, 2008, no customer accounted for more than 10% of net accounts receivable.

STOCK MARKET INFORMATION

Creative’s ordinary shares have been traded on the NASDAQ Global Market (“NASDAQ”) since August 3, 1992, under the symbol “CREAF.” Creative’s ordinary shares have been traded on the Singapore Exchange (“SGX-ST”) since June 15, 1994. In June 2007, Creative announced that it intends to voluntarily delist its ordinary shares from NASDAQ with August 1, 2007 as the last day of trading on NASDAQ. In July 2007, Creative extended the date of the voluntary delisting with August 31, 2007 as the last day of trading on NASDAQ. After August 31, 2007, the company’s current primary listing on the SGX-ST is Creative’s sole exchange listing. The delisting from NASDAQ did not affect the status of Creative’s shares on the SGX-ST.

The following table presents, for the registered shares on the NASDAQ and SGX-ST: (i) the annual high and low market prices for the five most recent full fiscal years; (ii) the high and low market prices for each full fiscal quarter for the two most recent full fiscal years; and (iii) the high and low market prices for each month for the most recent six months. These prices do not include retail markups, markdowns, or commissions.

	NASDAQ (Price in US$/Share)		SGX-ST (Price in Singapore $/Share)
	High	Low	High	Low
Annual High and Low
Fiscal 2004	12.59	7.73	20.40	13.80
Fiscal 2005	16.89	6.46	27.20	11.00
Fiscal 2006	8.95	4.72	14.40	7.75
Fiscal 2007	7.31	4.78	11.40	7.20
Fiscal 2008	4.93	3.74	7.65	4.88

Quarterly High and Low
Fiscal 2007:
First Quarter	6.90	5.22	11.40	8.40
Second Quarter	7.31	6.25	11.30	9.95
Third Quarter	6.92	6.12	10.80	9.30
Fourth Quarter	6.19	4.78	9.50	7.20

Fiscal 2008:
First Quarter	4.93	3.74	7.65	5.80
Second Quarter	—	—	7.45	5.85
Third Quarter	—	—	7.48	4.88
Fourth Quarter	—	—	6.80	6.08

Monthly High and Low:
March 2008	—	—	7.48	6.24
April 2008	—	—	6.48	6.08
May 2008	—	—	6.63	6.45
June 2008	—	—	6.80	6.27
July 2008	—	—	6.19	5.71
August 2008	—	—	6.50	5.64

As of August 29, 2008, there were approximately14,480 shareholders of record of the ordinary shares, of which approximately 206 were registered in the US, and approximately 14,274 in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On August 29, 2008, the closing price of Creative’s ordinary shares on the SGX-ST was S$6.11.

THE CREATIVE NETWORK

Worldwide Corporate Headquarters
Creative Technology Ltd.
31 International Business Park,	3Dlabs (Alabama) Inc.
Creative Resource,	9668 Madison Boulevard,
Singapore 609921	Madison, AL 35758
Tel: +65-6895 4000 Fax: +65-6895 4999	Tel: +1-256-319 1100 Fax:+1-256-319 1286
Website: www.creative.com	Website: www.3dlabs.com

US Headquarters
Creative Labs, Inc.
1901 McCarthy Boulevard,	INSIDE ASIA
Milpitas, CA 95035
Tel: +1-408-428 6600 Fax: +1-408-428 6611
Website: www.us.creative.com
China
European Headquarters	Creative Technology (China) Co. Ltd
Creative Labs (Ireland) Ltd.	Building 4-12,
Ballycoolin Business Park,	No. 1388, Zhangdong Road,
Blanchardstown, Dublin 15, Ireland	Pudong New District,
Tel: +353-1-820 6444 Fax: +353-1-820 9557	Shanghai 201203
Website: www.europe.creative.com	People’s Republic of China
Tel: +86-21-6100 1100 Fax: +86-21-5027 1105

Creative Technology (Qingdao) Ltd
INSIDE USA	Huashan Township, Jimo City,
Qingdao,
Shangdong 266216
People’s Republic of China
Creative Labs Customer Response Center	Tel : +86-532-456-0333 Fax: +86-532-456-0338
1523 Cimarron Plaza,
Stillwater, Oklahoma 74075	Hong Kong
Tel: +1-405-742 6600 Fax: +1-405-742 6644	Creative Labs (HK) Ltd
Units 2807-12 28/F, Tower 1, Metroplaza
Cambridge SoundWorks, Inc.	223, Hing Fong Road
120 Water Street,	Kwai Fong, N.T., Hong Kong
North Andover, MA 01845	Tel: +852-2957 9100 Fax: +852-2957 9190
Tel: +1-978-623 4400 Fax: +1-978-794 2903
Website: www.cambridgesoundworks.com	Japan
Creative Media K.K.
E-mu Systems, Inc.	3F Kanda Eight Bldg.,
1500 Green Hills Road, Suite 205	4-6-7 Soto-Kanda, Chiyoda Ward,
Scotts Valley, CA 95066	Tokyo 101-0021, Japan
Tel: +1-831-438 1921 Fax: +1-831-438 8612	Tel: +81-3-3256 5577 Fax: +81-3-3256 5221
Website: www.emu.com

Creative Advanced Technology Center
1500 Green Hills Road, Suite 205
Scotts Valley, CA 95066
Tel: +1-831-440 2800 Fax: +1-831-438 8509

Australia	Portugal
Creative Labs Pty Ltd	Creative Labs Lda
P O BOX 7514	Edificio Monsanto
Silverwater, NSW 2128	Rua Alto do Montijo, Lt. 1 / 2
Australia	2794-088 Carnaxide, Portugal
Tel: +61-2-9021 9800 Fax: +61-2-9021 9899	Tel: +351 214 169 010 Fax: +351 214 169 011

United Arab Emirates	Russia
Creative Labs (M.E.) FZE	Creative Labs Rep Office Russia
P O BOX 341072,	Davidkovskaya, Street 12, Building 3
Dubai Silicon Oasis, Dubai	Entrance B, Ground Floor
United Arab Emirates	121352 Moscow, Russia
Tel: +971-4-372 4068 Fax: +971-4-372 4075	Tel: +7-495-980 0844
Fax: +7-495-980 0844 ext 105

INSIDE EUROPE	Spain
Creative Labs, S.L.
Constitución 1, 4º - 3º
Edificio Diagonal 2
Denmark	08960 Sant Just Desvern, Barcelona, Spain
Creative Labs A/S	Tel: +34-93-470 3150 Fax: +34-93-499 0811
Gydevang 39-41
DK-3450, Allerød, Denmark	Sweden
Tel: +45-48-168 4 00 Fax: +45-48-168 4 01	Creative Technologies Scandinavia AB
Spånga Center, Stormbyvägen 2-4,
France	S-163 29 Spånga, Sweden
Creative Labs, SAS	Tel: +46-8-564 72020 Fax: +46-8-795 7835
102-116 Rue Victor Hugo
92686 Levallois-Perret Cedex, France	United Kingdom
Tel: +33-1-55 21 33 50 Fax: +33-1-55 21 33 51	Creative Labs (UK) Ltd
Belmont Place, Belmont Road
Germany	Maidenhead, SL6 6TB United Kingdom
Creative Labs GmbH	Tel: +44-1628 776747 Fax: +44-1628 645530
Erika-Mann-Str. 64
80636 München, Germany	3Dlabs Ltd
Tel: +49-89-992 8710 Fax: +49-89-9928 7122	Meadlake Place, Thorpe Lea Road,
Egham, Surrey, TW 20 8HE, United Kingdom
Italy	Tel: +44-178-4470 555 Fax: +44-178-4470 699
Creative Labs Srl
Strada 4 ED A/2
20090 Assago Milanofiori, (MI), Italy
Tel: +39-02-822 8161 Fax: +39-02-5750 0768

Poland
Creative Labs Sp. z o.o
02-708 Warsaw ul. Bzowa 21, Poland
Tel: +48-22-853 02 66 Fax: +48-22-843 2283

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR / TRANSFER AGENT

1901 McCarthy Boulevard	Boardroom Corporate & Advisory
Milpitas CA 95035 USA	Services Pte. Ltd.
Tel: 1-408-428-6600	3 Church Street
#08-01 Samsung Hub
Singapore 049483
&
EUROPE HEADQUARTERS	BNY Mellon Shareowner Services
Shareholder Relations
Ballycoolin Business Park	P. O. Box 358015
Blanchardstown	Pittsburgh, PA 15252-8015 USA
Dublin 15, Republic of Ireland	or
Tel: 353-1-820-6444	480 Washington Boulevard
Jersey City, NJ 07310-1900 USA

CORPORATE COUNSEL	INDEPENDENT ACCOUNTANTS

Arfat Selvam Alliance LLC	PricewaterhouseCoopers
55 Market Street	8 Cross Street #17-00
#08-01	PWC Building
Singapore 048941	Singapore 048424

CREATIVE TECHNOLOGY LTD.

(Incorporated in Singapore)

AND SUBSIDIARY COMPANIES

SUPPLEMENTARY INFORMATION TO ANNUAL REPORT 2008

For the financial year ended 30 June 2008

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2008

The directors present their report to the members together with the audited financial statements of the Group for the financial year ended 30 June 2008 and the unconsolidated balance sheet of the Company as at 30 June 2008. The audited financial statements of the Group and the unconsolidated balance sheet of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The statutory financial statements of the Group and the unconsolidated balance sheet of the Company are presented in United States of America dollar (“US$”) as the principal currency in which the Company and its subsidiaries conduct their business is the US$.

1.	DIRECTORS

The directors of the Company at the date of this report are:

Sim Wong Hoo

Tan Lip-Bu

Tang Chun Choy

Lee Kheng Nam

Ng Kai Wa

2.	ARRANGEMENTS TO ENABLE DIRECTORS TO ACQUIRE SHARES AND DEBENTURES

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Employee Stock Option Plans” on pages 2 to 3.

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

(a)	According to the register of directors’ shareholdings, the interests of the directors holding office at the end of the financial year in the shares of the Company or its related corporations were as follows:

	Holdings registered in the name of the director		Holdings in which the director is deemed to have an interest
Name of director	At 1.7.2007	At 30.6.2008	At 1.7.2007	At 30.6.2008
Creative Technology Ltd.
(Ordinary shares)

Sim Wong Hoo	23,984,602	23,984,602	—	—
Tan Lip-Bu	85,000	85,000	—	—
Tang Chun Choy	20,000	30,000	—	—
Lee Kheng Nam	—	—	10,000	10,000
Ng Kai Wa	2,362,005	2,362,005	—	—

1

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2008

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES (continued)

In addition, by virtue of his interest of not less than 20% in the issued share capital of Creative Technology Ltd., Sim Wong Hoo is also deemed under the Companies Act to have interests in all of the Company’s subsidiaries.

(b)	According to the register of directors’ shareholdings, certain of the directors holding office at the end of the financial year had interests in the options to subscribe for ordinary shares of the Company granted pursuant to the Creative Technology (1999) Share Option Scheme (“1999 Scheme”):

	Holdings registered in the name of the director
Name of director	At 1.7.2007	At 30.6.2008
Creative Technology Ltd.
Tan Lip-Bu	80,000	80,000
Tang Chun Choy	80,000	80,000
Lee Kheng Nam	80,000	80,000
Ng Kai Wa	80,000	80,000

None of the directors of the Company at the end of the financial year had any interest in debentures of the Company or any related corporations.

4.	DIRECTORS’ CONTRACTUAL BENEFITS

Since the end of the previous financial year, no director had received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the financial statements.

5.	EMPLOYEE STOCK OPTION PLANS

In December 1998, the Company adopted the Creative Technology (1999) Share Option Scheme (“1999 Scheme”) which allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted under the 1999 Scheme is 7.5 million, provided that such amount shall be automatically increased on the first day (1 July) of each of the five financial years ending 30 June 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of the Company as at the last day of the immediate preceding financial year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer,  1/4 of the total amount of the grant vests on the first anniversary of the grant date and  1/48 of the total amount of the grant vests on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant. Effective 12 November 2007, amendments were made to the 1999 Scheme to allow the use of treasury shares to satisfy share based exercises.

2

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2008

5.	EMPLOYEE STOCK OPTION PLANS (continued)

During the financial year ended 30 June 2008, the Company has issued new shares as well as utilized its treasury shares to satisfy share options exercises.

There were no options granted under the 1999 Scheme in the financial year ended 30 June 2007. During the financial year ended 30 June 2008, the Company granted 2,931,500 share options under the 1999 scheme with a total grant date fair value of US$2.4 million. The weighted average grant date fair value of options granted was US$0.82 per share.

A summary of options granted to employees and non-employee directors under the Company’s share option plans is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2007	7,817	7.34	4.80
Granted	2,931	4.70
Exercised	(23)	4.37
Cancelled/Forfeited/Expired	(523)	6.51

Balance at 30 June 2008	10,202	6.63	5.41

The total number of options exercisable at 30 June 2008 and 2007 under the 1999 Scheme were 6,418,000 and 6,122,000, respectively.

In the financial year 2008, there was a charge of US$3.8 million relating to the Company’s Chairman and CEO’s gift of his personal Creative shares to the employees of the Company. In accordance with the US GAAP, the value of these Creative shares was reported as a non-cash charge in the operating expenses of the Company.

3

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2008

6.	AUDIT COMMITTEE

The Audit Committee of the Board of Directors was formed in 1992. The members of the Committee, all of whom are non-executive directors, are as follows:

Lee Kheng Nam (Chairman)

Tang Chun Choy

Ng Kai Wa

In performing its functions, the Committee reviewed the audit plan and the overall scope of work of the Company’s independent auditor. It met with the auditor to discuss the results of its examination and its evaluation of the system of internal accounting control of the Company and its subsidiaries.

The Committee also reviewed the unconsolidated balance sheet of the Company and the consolidated financial statements of the Group as well as the independent auditor’s report thereon and recommended to the Board of Directors the nomination of PricewaterhouseCoopers as independent auditor of the Company at the forthcoming annual general meeting.

7.	INDEPENDENT AUDITOR

The independent auditor, PricewaterhouseCoopers, has expressed its willingness to accept re–appointment.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 30 September 2008

4

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

STATEMENT BY DIRECTORS

For the financial year ended 30 June 2008

In the opinion of the directors,

(i)	the consolidated financial statements of the Group as set out in the Annual Report are drawn up so as to give a true and fair view of the state of affairs of the Group as at 30 June 2008, and of the results of the business, cash flows and changes in equity of the Group for the financial year then ended;

(ii)	the unconsolidated balance sheet of the Company together with notes are drawn up so as to give a true and fair view of the state of affairs of the Company as at 30 June 2008; and

(iii)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 30 September 2008

5

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

INDEPENDENT AUDITOR’S REPORT

For the financial year ended 30 June 2008

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF CREATIVE TECHNOLOGY LTD.

(In compliance with the requirements of the Singapore Companies Act)

We have audited the consolidated financial statements of Creative Technology Ltd. (the “Company”) and its subsidiary companies (the “Group”) as of 30 June 2008, and for the financial year ended 30 June 2008, set out on pages 17 to 40 of the Annual Report, in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). The consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

These financial statements are the responsibility of the management. Management is responsible for the preparation and fair presentation of these financial statements in accordance with the provisions of the Singapore Companies Act (Cap. 50) (the “Act”) and US GAAP. This responsibility includes:

(a)	devising and maintaining a system of internal accounting control sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorised use or disposition; and transactions are properly authorised and that they are recorded as necessary to permit the preparation of true and fair profit and loss accounts and balance sheets and to maintain accountability of assets;

(b)	selecting and applying appropriate accounting policies; and

(c)	making accounting estimates that are reasonable in the circumstances.

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

We reported separately on the consolidated financial statements of the Group on 30 September 2008 and our report is included thereon.

Our audit of the consolidated financial statements referred to above includes an audit of the accompanying unconsolidated balance sheet of the Company, which should be read in conjunction with the consolidated financial statements. The unconsolidated balance sheet of the Company as at 30 June 2008 and notes therein as set out on pages 8 to 15 are presented as required by the Act.

6

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

INDEPENDENT AUDITOR’S REPORT

For the financial year ended 30 June 2008

In our opinion,

(a)	the consolidated financial statements of the Group, and the accompanying unconsolidated balance sheet of the Company, are properly drawn up in accordance with the provisions of the Act and US GAAP, so as to give a true and fair view of the state of affairs of the Group and of the Company as at 30 June 2008, and the results, cash flows and changes in equity of the Group for the financial year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditor, have been properly kept in accordance with the provisions of the Act.

PricewaterhouseCoopers

Public Accountants and Certified Public Accountants

Singapore, 30 September 2008

7

CREATIVE TECHNOLOGY LTD.

UNCONSOLIDATED BALANCE SHEET

As at 30 June 2008

	Note	2008 US$’000	2007 US$’000
ASSETS
Current assets
Cash and cash equivalents	3	276,477	208,126
Accounts receivable, net	4	10,652	11,442
Amounts due from subsidiaries	9	95,818	181,438
Inventories	5	59,283	43,297
Other assets and prepaids	6	18,702	22,445

Total current assets		460,932	466,748

Property, plant and equipment, net	7	1,724	2,567
Other non-current assets	8	12,896	3,183
Interest in subsidiaries	9	79,852	185,997

Total assets		555,404	658,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		52,821	40,881
Amounts due to subsidiaries	9	21,661	11,535
Accrued liabilities	10	31,578	39,070
Income taxes payable		3,120	4,106
Current portion of long-term obligations	12	100,013	8

Total current liabilities		209,193	95,600

Amounts due to subsidiaries	9	2,473	41,560
Long-term obligations	12	11	100,021
Deferred taxation	11	14,044	12,744

Total liabilities		225,721	249,925

Shareholders’ equity
Share capital	13	300,100	300,086
Treasury shares	13	(32,113)	—
Other reserves	14	31,823	26,485
Revaluation reserve	15	3,377	24,240
Retained earnings		26,496	57,759

Total shareholders’ equity		329,683	408,570

Total liabilities and shareholders’ equity		555,404	658,495

The accompanying notes form an integral part of this unconsolidated balance sheet

8

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

These notes form an integral part of and should be read in conjunction with the accompanying unconsolidated balance sheet.

1.	GENERAL

The Company is domiciled and incorporated in Singapore and is listed on the Singapore Exchange Securities Trading Limited (“SGX-ST”). The address of its registered office is:

31 International Business Park

Creative Resource

Singapore 609921

The principal activities of the Company consist of the design, manufacture and distribution of digitised sound and video boards, computers and related multimedia and personal digital entertainment products.

The Company is required to file its audited balance sheet in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”) with the Accounting and Corporate Regulatory Authority (“ACRA”). This standalone Company balance sheet is referred to as unconsolidated balance sheet herein.

During the financial year, the Company had completed the voluntary delisting of its ordinary shares from the NASDAQ Global Market (“NASDAQ”) and 31 August 2007 was the last day of trading for Creative’s ordinary shares on NASDAQ. The delisting did not relieve the Company’s reporting obligation under the U.S. Securities Exchange Act of 1934 unless certain requirements under the Exchange Act had been met. For the financial year ended 30 June 2008, the Company presented its financial statements in accordance with the accounting principles generally accepted in the United States (“US GAAP”) to meet the reporting obligations under the Exchange Act.

Pursuant to the delisting, the Company has obtained an approval from ACRA under Section 201(14) of the Act, for the Company to adopt US GAAP instead of Singapore Financial Reporting Standards for the financial year ended 30 June 2008.

The unconsolidated balance sheet of the Company should be read in conjunction with the consolidated financial statements, its basis of preparation and significant accounting policies. The consolidated financial statements are prepared in accordance with US GAAP and are included in the Annual Report of the Company.

The unconsolidated balance sheet is expressed in United States dollar (“US$”), which is the functional and presentation currency. All dollar amounts included in the unconsolidated balance sheet and in the notes herein are US$ unless designated as Singapore dollar (“S$”).

9

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

2.	SIGNIFICANT ACCOUNTING POLICY

Subsidiaries

For the purpose of presenting the unconsolidated balance sheet of the Company in accordance with US GAAP, the Company equity accounted for its share of the net asset values of the respective subsidiaries and associated companies.

3.	CASH AND CASH EQUIVALENTS

	2008 US$’000	2007 US$’000
Cash and bank balances	9,398	8,667
Fixed rate deposits	267,079	199,459

	276,477	208,126

4.	ACCOUNTS RECEIVABLE

	2008 US$’000	2007 US$’000
Accounts receivable (third parties)	14,449	14,144
Less: Allowance for doubtful trade debts and sales return	(3,797)	(2,702)

	10,652	11,442

5.	INVENTORIES

	2008 US$’000	2007 US$’000
Raw materials	38,409	11,335
Work-in-progress	51	2,086
Finished products	20,823	29,876

	59,283	43,297

10

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

6.	OTHER ASSETS AND PREPAIDS

	2008 US$’000	2007 US$’000
Prepaid royalties	336	316
Prepaid sales taxes	2,172	1,157
Tax recoverable	—	13,114
Prepaid expenses and deposits	2,355	2,971
Other receivables	13,839	4,887

	18,702	22,445

The tax recoverable recorded in balance sheet in previous years had been fully recovered from the tax authorities during the financial year ended 30 June 2008.

7.	PROPERTY, PLANT AND EQUIPMENT

	2008 US$’000	2007 US$’000
Cost
Machinery and equipment	15,118	15,993
Furniture, fixtures and office equipment	23,866	25,895
Leasehold improvements	5,397	5,356

Total cost	44,381	47,244
Total accumulated depreciation	(42,657)	(44,677)

Property, plant and equipment, net	1,724	2,567

Included in the above are fixed assets of the Company acquired under capital leases with net book value of US$21,000 (2007: US$28,000) [Note 12].

8.	OTHER NON-CURRENT ASSETS

	2008 US$’000	2007 US$’000
Intangible assets	16,533	16,533
Accumulated amortisation	(16,533)	(16,230)

Intangible assets, net	—	303
Other non-current assets	3,704	2,880
Other receivables	9,192	—

	12,896	3,183

11

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

9.	SUBSIDIARIES

		2008 US$’000	2007 US$’000
	Unquoted equity shares, at cost	248,990	252,562
	Add: Amounts due from subsidiaries (a)	209,445	266,187
	Less: Share of losses of subsidiaries, net	(381,960)	(356,992)
	Add: Revaluation reserve (Note 15)	3,377	24,240

	Interest in subsidiaries	79,852	185,997

(a)	Amounts due from subsidiaries	305,263	447,625
	Less: current amounts	(95,818)	(181,438)

		209,445	266,187

(b)	Amounts due to subsidiaries	(24,134)	(53,095)
	Less: current amounts	21,661	11,535

		(2,473)	(41,560)

The amounts due from and due to subsidiaries are interest-free and unsecured. Non-current amounts are not expected to be repaid within the 12 months after the balance sheet date.

10.	ACCRUED LIABILITIES

	2008 US$’000	2007 US$’000
Marketing accruals	414	780
Payroll accruals	7,833	5,748
Royalty accruals	3,534	3,595
Products warranty accruals	5,299	5,878
Other accruals	14,498	23,069

	31,578	39,070

11.	INCOME TAXES

The Company was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the Pioneer Certificate, there was a tax write-back of US$10.0 million and US$12.3 million in the financial year 2006 and 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of financial year 2004, based on the standard tax rates of 24.5% for financial year 2001 and 22% for financial year 2002 and 22% for financial year 2003 and 20% for financial year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the Pioneer Certificate for the respective financial years. The remaining estimated tax recoverable was recorded in the financial year ended 30 June 2007 (Note 6) and had been fully recovered from the tax authorities during this financial year.

12

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

11.	INCOME TAXES (continued)

The tax effect of significant items comprising the Company’s deferred tax liabilities are as follows:

	2008 US$’000	2007 US$’000
Deferred tax liabilities:
Unremitted offshore interest income	7,745	6,600
Undistributed profit of certain foreign subsidiaries	6,299	6,144

	14,044	12,744

12.	LONG-TERM OBLIGATIONS

Long-term obligations consist of the following:

	2008 US$’000	2007 US$’000
Capital leases and hire purchase contracts (a)	24	29
Less: current amounts	(13)	(8)

	11	21
Bank loan (b)	100,000	100,000
Less: current amounts	(100,000)	—

	11	100,021

		2008 US$’000	2007 US$’000
(a)	Capital leases and hire purchase contracts
	Minimum lease obligations:
	Within 1 year	15	10
	Within 2 to 5 years	11	23

		26	33
	Less: amounts representing interest	(2)	(4)

	Total capital lease obligations	24	29

The liability is secured on the property, plant and equipment acquired under capital lease contracts (Note 7).

(b)	Bank loan

Refer to Note 12 of the consolidated financial statements for details of the bank loan.

13

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

13.	SHARE CAPITAL

	Issued share capital ‘000	Treasury Shares ‘000	Issued share capital US$’000	Treasury Shares US$’000
2008
Balance at the beginning of the financial year	83,622	—	300,086	—
Shares issued under employee stock option plan	4	—	14	—
Purchase of treasury shares	—	(7,000)	—	(32,196)
Utilization of treasury shares for shares issued under employee stock option plan	—	19	—	83

Balance at the end of the financial year	83,626	(6,981)	300,100	(32,113)

2007
Balance at the beginning of the financial year	83,271	—	298,474	—
Shares issued under employee stock option plan	351	—	1,612	—

Balance at the end of the financial year	83,622	—	300,086	—

In accordance with the Companies (Amendment) Act 2005 of Singapore, which became effective on 30 January 2006, the Company is allowed to repurchase shares out of its share capital, as well as from distributable profits and ordinary shares repurchased by the Company can be held as treasury shares instead of being cancelled.

In the financial year 2008, the Company had repurchased 7.0 million shares and held them as treasury shares. The Company had paid a total amount of US$32.2 million to acquire these shares and this had been presented as a component within shareholders’ equity under the balance sheet.

The Company had utilized 19,500 treasury shares in the financial year 2008 to satisfy share option exercises pursuant to the 1999 Scheme at a weighted-average exercise price of US$4.37 each.

14.	OTHER RESERVES

	2008 US$’000	2007 US$’000
Balance at the beginning of the financial year	26,485	24,802
Amortisation of deferred share compensation	1,569	1,683
Reserve - treasury share	(5)	—
Chairman’s gift of shares to employees	3,774	—

Balance at the end of the financial year	31,823	26,485

14

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2008

Included in other reserves are amounts relating to compensation expense for stock option and the issuance of warrants and options in connection with the acquisition of certain subsidiaries.

15.	REVALUATION RESERVE

The revaluation reserve comprised the unrealised (losses)/gains on revaluation of investments held by the subsidiaries.

The movement in the revaluation reserve account during the financial year is as follows:

	2008 US$’000	2007 US$’000
Balance at the beginning of the financial year	24,240	19,453
Share of unrealised (losses)/gains on investment of certain subsidiaries for the financial year	(10,332)	7,331
Transfer to income statement during the financial year	(10,531)	(2,544)

Balance at the end of the financial year (Note 9)	3,377	24,240

16.	SUBSEQUENT EVENT

Subsequent to the end of the financial year on 30 June 2008, the Company repaid the entire US$100.0 million outstanding balance of the US$175.0 million syndicated term loan facility that it obtained in November 2004.

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other assets and receivables and accounts payable, the carrying amounts approximate their fair value due to their short maturities.

15

CREATIVE TECHNOLOGY LTD.

STATISTICS OF SHAREHOLDING

As at 29 August 2008

No. of Issued Shares	:	83,625,858
No. of Issued Shares (excluding Treasury Shares)	:	75,708,918
No./Percentage of Treasury Shares	:	7,916,940 (10.46%)
Class of Shares	:	Ordinary shares
Voting Rights (excluding Treasury Shares)	:	1 vote per share

Size of Shareholding	Number of Shareholders	Percentage of Shareholders (%)	Number of Shares	Percentage of Shares (%)
1 - 999	7,211	49.80	2,037,436	2.69%
1,000 - 10,000	6,952	48.01	15,863,651	20.95%
10,001 - 1,000,000	308	2.13	13,593,182	17.96%
1,000,001 and over	9	0.06	44,214,649	58.40%

Total	14,480	100.00%	75,708,918	100.00%

	TOP TWENTY SHAREHOLDERS
Name of Shareholder	Number of Shares	Percentage (%)
1 Sim Wong Hoo	23,270,652	30.74%
2 Citibank Nominees Singapore Pte Ltd	4,246,494	5.61%
*3 CEDE & Co	3,480,741	4.60%
4 DBS Nominees Pte Ltd	3,442,397	4.54%
5 Raffles Nominees Pte Ltd	3,179,218	4.20%
6 HSBC (Singapore) Nominees Pte Ltd	2,108,626	2.78%
7 United Overseas Bank Nominees Pte Ltd	1,915,876	2.53%
8 DB Nominees (S) Pte Ltd	1,326,483	1.75%
9 DBSN Services Pte Ltd	1,244,162	1.64%
10 Pornchada Vanich	856,000	1.13%
11 OCBC Nominees Singapore Pte Ltd	834,850	1.10%
12 UOB Kay Hian Pte Ltd	807,410	1.07%
13 Ng Keh Long	673,000	0.89%
14 BNP Paribas Nominees Singapore Pte Ltd	630,000	0.83%
15 Ngan Tang Joo	430,000	0.57%
16 Phillip Securities Pte Ltd	348,350	0.46%
17 Chan Siew Kim Alice	300,000	0.40%
18 Craig Lawrence Mc Hugh	270,000	0.36%
19 Western Properties Pte Ltd	257,000	0.34%
20 Morgan Stanley Asia (Singapore) Securities Pte Ltd	256,088	0.34%

Total	49,877,347	65.88%

*	A nominee name used by The Depository Trust Company of New York to register shares in.

	Number of Ordinary shares
Substantial Shareholders	Direct Interest	Deemed Interest
Sim Wong Hoo	23,270,652	—

This page does not form part of the audited financial statements.

16

CREATIVE TECHNOLOGY LTD.

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR/TRANSFER AGENT

1901 McCarthy Boulevard	Broadroom Corporate & Advisory
Milpitas CA 95035 USA	Services Pte Ltd
Tel: 1-408-428-6600	3 Church Street #08-01 Samsung Hub
Singapore 049483
EUROPE HEADQUARTERS	&
BNY Mellon Shareowner Services
Ballycoolin Business Park	Shareholder Relations P.O. Box 358015
Blanchardstown Dublin 15	Pittsburgh, PA 15252-8015 USA or
Republic of Ireland	480 Washington Boulevard, Jersey City
Tel: 353-1-820-6444	NJ 07310-1900 USA

CORPORATE COUNSEL	INDEPENDENT ACCOUNTANTS

Arfat Selvam Alliance LLC	PricewaterhouseCoopers
55 Market Street	8 Cross Street #17-00
#08-01	PWC Building
Singapore 048941	Singapore 048424

This page does not form part of the audited financial statements.

17